Execution Version
SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
THIS SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of August 9, 2024, by and among SLR INVESTMENT CORP., a Maryland corporation with an office located at 500 Park Avenue, 3rd Floor, New York, NY 10022 (“SLR”), as collateral agent (in such capacity, together with its successors and assigns, “Collateral Agent”), the Lenders listed on Schedule 1.1 of the Loan Agreement (as defined herein) or otherwise a party thereto from time to time including SLR in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), and ARCUTIS BIOTHERAPEUTICS, INC., a Delaware corporation with offices located at 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361 (“Parent”), and ARCUTIS CANADA, INC., a corporation incorporated under the laws of the Province of Ontario (“Arcutis Canada” and together with Parent and any other co-Borrower party hereto from time to time, individually and collectively, jointly and severally, “Borrower”), and DUCENTIS BIOTHERAPEUTICS LTD., a company incorporated in England and Wales with registered number 09307415 and registered address at Suite 2 First Floor, 10 Temple Back, Bristol, United Kingdom, BS1 6FL (“Guarantor”).
A.    Collateral Agent, Borrower and Lenders have entered into that certain Amended and Restated Loan and Security Agreement dated as of January 10, 2023 (as amended by that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of November 1, 2023, and as further amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Lenders have provided to Borrower certain loans in accordance with the terms and conditions thereof; and
B.    Borrower, Collateral Agent and the Required Lenders have agreed to amend certain provisions of the Loan Agreement as provided herein, subject to, and in accordance with, the terms and conditions set forth herein, and in reliance upon the representations and warranties set forth herein.
Agreement
    NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, the Required Lenders and Collateral Agent hereby agree as follows:
1.Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.
2.Amendments to Loan Agreement. The Loan Agreement is hereby amended (a) to delete the red or green stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~) and (b) to add the blue or green double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text), in each case, as set forth in the marked copy of the Loan Agreement attached hereto as Exhibit A and made a part hereof for all purposes.
3.Limitation of Amendments.
3.1The amendments set forth in Section 2 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right, remedy or obligation which Lenders or Borrower may now have or may have in the future under or in connection with any Loan Document, as amended hereby.
3.2This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents are hereby ratified and confirmed and shall remain in full force and effect.

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4.Representations and Warranties. To induce Collateral Agent and the Required Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and the Required Lenders as follows:
4.1Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date) and (b) no Event of Default has occurred and is continuing;
4.2Borrower has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;
4.3The organizational documents of Borrower delivered to Collateral Agent on the Effective Date, and updated pursuant to subsequent deliveries by or on behalf of the Borrower to the Collateral Agent, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;
4.4The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not contravene (i) any material law or regulation binding on or affecting Borrower, (ii) any material contractual restriction with a Person binding on Borrower, (iii) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (iv) the organizational documents of Borrower;
4.5The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made;
4.6This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
5.Loan Document. Borrower, Lenders and Collateral Agent agree that this Amendment shall be a Loan Document. Except as expressly set forth herein, the Loan Agreement and the other Loan Documents shall continue in full force and effect without alteration or amendment. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.
6.Guarantee and Security Confirmations. Guarantor reaffirms that (i) the guarantee and indemnity contained in the UK Debenture and (ii) the Liens constituted by the UK Debenture shall:
6.1continue in full force and effect and extend to, and, in the case of the Lien constituted by, shall continue to secure, the obligations of the members of the Group and the other Loan Documents, as amended or restated from time to time including as varied, amended, supplemented or extended by this Amendment, notwithstanding any term or provision of this Amendment;
6.2not be released, reduced or impaired by (i) the execution, delivery and performance of this Amendment or any other document or agreement entered into pursuant to or contemplated by this Amendment; or (ii) any other Loan Party not being bound by this Amendment for any reason or by any Lien provided to the Collateral Agent pursuant to the Loan Documents by any Loan Party being avoided or released or not being an effective Lien for the variation in the liabilities of the Loan Parties or any of them effected by this Amendment or such Loan Document being limited or restricted in any way; and
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6.3continue to secure the payment of liabilities and obligations of the Loan Parties under the Loan Documents and that the definition of Loan Documents in the Loan Agreement extends to any amendment, supplementation, extension, novation, replacement, restatement and/or variation of any of them (however fundamental) and accordingly that such guarantee and indemnity, and any Lien granted by it, is intended to apply to and secure any variation or increase in the liabilities or obligations of the Loan Parties at any time as a result (direct or indirect) of the execution, delivery or performance of this Amendment.
7.Release by Borrower.
7.1FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Collateral Agent and each Lender and their respective present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the Effective Date through and including the date of execution of this Amendment solely to the extent such claims arise out of or are in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing (collectively “Released Claims”). Borrower hereby waives the provisions of California Civil Code Section 1542 (and any similar provision under the laws of any state), which states:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
7.2By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected in relation to the Released Claims; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Collateral Agent or Lenders with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.
7.3This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Collateral Agent and the Lenders to enter into this Amendment, and that Collateral Agent and the Lenders would not have done so but for Collateral Agent’s and the Lenders’ expectation that such release is valid and enforceable in all events.
8.Reaffirmation. Borrower hereby confirms the grant of the security interest in the Collateral (as defined in the Loan Agreement) to Collateral Agent and confirms and agrees that such security interest shall secure all obligations under the Loan Agreement as amended by this Amendment, and as it may be further amended, restated,
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amended and restated, supplemented or otherwise modified from time to time and any other obligations identified in the Loan Agreement as being secured thereby.
9.Post-Closing. Within sixty (60) days (as such date may be extended by Collateral Agent in its sole discretion) after the Second Amendment Effective Date, for each bailee location listed on the Perfection Certificates delivered in connection with this Amendment and valued in excess of One Million Dollars ($1,000,000.00), Borrower shall use commercially reasonable efforts to cause such bailee to execute and deliver a bailee waiver for such bailee location in form and substance reasonably satisfactory to Collateral Agent.
10.Effectiveness. This Amendment shall be deemed effective as of the date hereof upon the occurrence of the following: (a) the due execution and delivery of this Amendment by the parties hereto, and (b) execution and/or delivery of all such other agreements, documents and deliverables required by Collateral Agent in the closing checklist provided in connection with this Amendment.
11.Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument. Delivery by electronic transmission (e.g. “.pdf”) of an executed counterpart of this Amendment shall be effective as a manually executed counterpart signature thereof.
12.Electronic Execution. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Amendment and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Collateral Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
13.Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

[Balance of Page Intentionally Left Blank]
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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Loan and Security Agreement to be executed as of the date first set forth above.

BORROWER:

ARCUTIS BIOTHERAPEUTICS, INC.

By /s/ David Topper
Name: David Topper
Title: Chief Financial Officer

ARCUTIS CANADA, INC.

By /s/ Masaru Matsuda
Name: Masaru Matsuda
Title: Director

GUARANTOR:

DUCENTIS BIOTHERAPEUTICS LTD.

By /s/ Masaru Matsuda
Name: Masaru Matsuda
Title: Director

[Signature Page to Second Amendment to A&R Loan and Security Agreement]

COLLATERAL AGENT AND LENDER:

SLR INVESTMENT CORP.

By /s/ Anthony Storino
Name: Anthony J. Storino
Title: Authorized Signatory

LENDERS:

SCP PRIVATE CREDIT INCOME FUND SPV LLC
SCP PRIVATE CREDIT INCOME BDC SPV LLC
SCP PRIVATE CORPORATE LENDING FUND SPV LLC
SCP CAYMAN DEBT MASTER FUND SPV LLC
SLR CP SF DEBT FUND SPV LLC
SLR HC ONSHORE FUND L.P.
SLR HC FUND SPV LLC
SLR HC BDC LLC
SLR HC BDC SPV LLC
SLR 1818 L.P.
SLR PRIVATE CREDIT FUND II L.P.
SLR PRIVATE CREDIT BDC II LLC
SLR PRIVATE CORPORATE LENDING FUND II L.P.
CRPTF-SLR CREDIT PARTNERSHIP L.P.

By /s/ Anthony Storino
Name: Anthony J. Storino
Title: Authorized Signatory

[Signature Page to Second Amendment to A&R Loan and Security Agreement]

Exhibit A

Conformed Copy of the Loan Agreement
See attached.

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (as the same may be amended, restated, modified, or supplemented from time to time, this “Agreement”) dated as of January 10, 2023 (the “Amendment Date”) among SLR INVESTMENT CORP., a Maryland corporation with an office located at 500 Park Avenue, 3rd Floor, New York, NY 10022 (“SLR”), as collateral agent (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”), and the lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time including SLR in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), ~~and~~ ARCUTIS BIOTHERAPEUTICS, INC., a Delaware corporation with offices located at 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361 (“Parent”), and ARCUTIS CANADA, INC., a corporation incorporated under the laws of the Province of Ontario (“Arcutis Canada” and together with Parent and any other co-Borrower party hereto from time to time, individually and collectively, jointly and severally, “Borrower”), amends and restates in its entirety that certain Loan and Security Agreement dated as of December 22, 2021 (the “Effective Date”) among SLR, as Collateral Agent and a Lender, the Lenders party thereto from time to time, and Parent (as amended from time to time prior to entering into this Agreement, the “Original Agreement”), and provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders. The parties agree as follows:
1.DEFINITIONS AND OTHER TERMS
1.1Terms. Capitalized terms used herein shall have the meanings set forth in Section 1.4 to the extent defined therein. All other capitalized terms used but not defined herein shall have the meaning given to such terms in the Code. Any accounting term used but not defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules. For the avoidance of doubt, and without limitation of the foregoing, Permitted Convertible Indebtedness shall at all times be valued at the full stated principal amount thereof and shall not include any reduction or appreciation in value of the shares deliverable upon conversion thereof.
1.2Section References. Any section, subsection, schedule or exhibit references are to this Agreement unless otherwise specified.
1.3Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
1.4Definitions. The following terms are defined in the Sections or subsections referenced opposite such terms:

“2024 Partial Prepayment”	Section 2.2(d)(ii)
“2024 Partial Prepayment Amount”	Section 2.2(d)(ii)
“Agreement”	Preamble
“Amendment Date”	Preamble
“Approved Lender”	Section 12.1
“Arcutis Canada”	Preamble
“Borrower”	Preamble
“Change of Control”	Section 7.2
“Claims”	Section 12.2
“Collateral Agent”	Preamble
“Collateral Agent Report”	Exhibit B, Section 5
“Communications”	Section 10
“Connection Income Taxes”	Exhibit C, Section 1
“Data Protection Laws”	Section 5.11(a)
“Data Protection Requirements”	Section 5.11(a)
“Default Rate”	Section 2.3(b)
“Effective Date”	Preamble
“Event of Default”	Section 8
“Excluded Taxes”	Exhibit C, Section 1
“Existing Term Loan”	Section 2.2(a)(iii)
“FATCA”	Exhibit C, Section 1
“Indemnified Person”	Section 12.2
“Indemnified Taxes”	Exhibit C, Section 1
“Lender” and “Lenders”	Preamble
“Lender Transfer”	Section 12.1
“New Subsidiary”	Section 6.10
“Non-Funding Lender”	Exhibit B, Section 10©(ii)
“Open-Source Licenses”	Section 5.2(f)
“Original Agreement”	Preamble
“Other Connection Taxes”	Exhibit C, Section 1
“Other Lender”	Exhibit B, Section 10(c)(ii)
“Other Taxes”	Exhibit C, Section 1
“Parent”	Preamble
“Participant Register”	Section 12.1
“Perfection Certificate” and “Perfection Certificates”	Section 5.1
~~“Participant Register”~~	~~Section 12.1~~
“Recipient”	Exhibit C, Section 1
“Register”	Section 12.1
“SLR”	Preamble
“Termination Date”	Exhibit B, Section 8

“Term Loan”	Section 2.2(a)(~~iii~~v)
“Tranche A Term Loan”	Section 2.2(a)(i)
“Tranche B Term Loan”	Section 2.2(a)(iii)
“Tranche C Term Loan”	Section 2.2(a)(v)
“Tranche B-1 Term Loan”	Section 2.2(a)(ii)
“Tranche B-2 Term Loan”	Section 2.2(a)(iii)
“Tranche C-1 Term Loan”	Section 2.2(a)(iv)
“Tranche C-2 Term Loan”	Section 2.2(a)(v)
“Transfer”	Section 7.1
“U.S. Tax Compliance Certificate”	Exhibit C, Section 7(b)(ii)(C)
“Withholding Agent”	Exhibit C, Section 1

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:
“1-Month CME Term SOFR” is the 1-month CME Term SOFR reference rate as published by the CME Term SOFR Administrator on the CME Term SOFR Administrator’s Website.
“2023 Plan” is Borrower’s annual plan outlining Borrower’s monthly forecasted Net Product Revenue for its 2023 fiscal year which has been approved by Parent’s board of directors and approved in writing by Collateral Agent in its reasonable discretion.
“2024 Partial Prepayment Period” is the period commencing on October 7, 2024 and ending on December 15, 2024.
“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes, without limitation, all accounts receivable and other sums owing to Borrower.
“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“ACH Letter” is ACH debit authorization in the form of Exhibit G hereto.
“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company incorporated under the laws of any state in the United States, that Person’s managers and members.
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of the United States, Canada or any jurisdiction applicable to any Borrower, Guarantor or any of their respective Subsidiaries from time to time concerning or relating to anti-bribery or anti-corruption, including without limitation, the United States Foreign Corrupt Practices Act of 1977, the Bribery Act 2010 (United Kingdom), and the Corruption of Foreign Public Officials Act (Canada) (each as many be amended from time to time).
“Anti-Terrorism Laws” shall mean any laws, rules and regulations applicable to any Borrower, Guarantor or any of their respective Subsidiaries relating to terrorism, economic sanctions laws,

regulations, embargoes, trade sanctions programs and embargoes or restrictive measures, import/export licensing, money laundering or bribery,, in each case administered, enacted or enforced by the United States government, the Canadian government or any of their respective agencies, including, without limitation, OFAC and the U.S. State Department, or any other Governmental Authority, including without limitation the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), United Nations Act (Canada), Special Economic Measures Act (Canada), Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.
“applicable law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable state, federal, provincial, territorial and foreign constitutions, statutes, rules, regulations, treaties, guidance, directives and orders of any Governmental Authority, and all orders, judgments and decrees of all courts and arbitrators.
“Applicable Rate” means a per annum interest rate equal to (a) five and ninety-five hundredths percent (5.95%) plus (b) the greater of (i) two and one-half percent (2.50%) and (ii) the Benchmark; provided, however, if any 2024 Partial Prepayment does not occur upon the expiration of the 2024 Partial Prepayment Period, then beginning on December 16, 2024, the Applicable Rate shall automatically equal (a) seven and forty-five hundredths percent (7.45%) plus (b) the greater of (i) one-tenth percent (0.10%) and (ii) the ~~rate per annum rate published by the Intercontinental Exchange Benchmark Administration Ltd. (the “Service”) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, as determined by~~Benchmark. Notwithstanding the foregoing, upon the occurrence of a Benchmark Transition Event, Collateral Agent may, in good faith amend this Agreement to replace the then-current Benchmark in a manner consistent with other loans in Collateral Agent’s portfolio~~) for a term of one month, which~~ so that such changes result in a substantially similar Applicable Rate to the Applicable Rate in effect immediately prior to the effectiveness of such Benchmark, and any such amendment shall become effective at 5:00 pm Eastern time on the third Business Day after Collateral Agent has notified Borrower of such amendment. Any determination, decision or election that may be made by Collateral Agent ~~shall~~pursuant hereto will be conclusive ~~in the absence of~~and binding absent manifest error~~; provided that if, at any time, Lenders notify Collateral Agent that Lenders have determined that (x) Lenders are unable to determine or ascertain such rate, (y) the applicable regulator has made public statements to the effect that the rate published by the Service is no longer used for determining interest rates for loans or (z) by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts or for the relative maturities are not being offered for such period, then the Applicable Rate shall be equal to an alternate benchmark rate and spread agreed between Collateral Agent and Borrowers (which may include SOFR, to the extent publicly available quotes of SOFR exist at the relevant time), giving due consideration to (i) market convention or (ii) selection, endorsement or recommendation by a Relevant Governmental Body. Such alternative benchmark rate and spread shall be binding unless the Required Lenders object within five (5) days following notification of such amendment.~~ and may be made in Collateral Agent’s sole discretion and without consent from any other party.
“Approved Fund” is any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.
“Benchmark” is, initially, the 1-Month CME Term SOFR; provided, that if a Benchmark Transition Event has occurred with respect to the 1-Month CME Term SOFR or the then-current Benchmark, then “Benchmark” is the applicable replacement rate that has replaced the immediately preceding benchmark rate pursuant to the defined term “Applicable Rate”.
“Benchmark Transition Event” is the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator for such Benchmark announcing that such Person has ceased or will cease to provide such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark;
(b)a public statement or publication of information by the regulatory supervisor for the administrator for such Benchmark, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, which states that the administrator for such Benchmark has ceased or will cease to provide such Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark; or
(c)a public statement or publication of information by the administrator of such Benchmark or the regulatory supervisor for the administrator for such Benchmark announcing that such Benchmark is not, or as of a specified future date will not be, representative or in compliance with the International Organization of Securities Commissions Principles for Financial Benchmarks.
“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 or subject to any other Anti-Terrorism Law, (b)  owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 or subject to any other Anti-Terrorism Law, (c)  with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d)  that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224 or pursuant to any other Anti-Terrorism Law, or (e)  that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.
“Borrower’s Books” are Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal, state, provincial, territorial, local and foreign tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Business Day” is any day that is not a Saturday, Sunday or a day on which commercial banks in New York, New York and Toronto, Ontario, Canada are required or authorized to be closed.
“Canadian Benefit Plans” all employee benefit plans or arrangements maintained or contributed to by Borrower or any of its Subsidiaries for its current or former employees in Canada that are not

Canadian Pension Plans, including all profit sharing, savings, supplemental retirement, retiring allowance, severance, non-registered pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, legal services, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plans and arrangements in which the employees or former employees of a Borrower or any of its Subsidiaries in Canada participate or are eligible to participate but excluding all stock option or stock purchase plans and any statutory benefit plans in which Borrower or any of its Subsidiaries are required by applicable law to participate in or comply with.
“Canadian Defined Benefit Pension Plan” shall mean any Canadian Pension Plan which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada) or any similar provision contained in any other provincial or territorial applicable law in Canada.
“Canadian Insolvency Laws” shall mean, collectively, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding Up and Restructuring Act (Canada), and any other similar or analogous federal, provincial, or territorial applicable law in Canada.
“Canadian IP Security Agreement” shall mean a security agreement, in form and substance acceptable to Collateral Agent entered into by any Borrower or Guarantor therein granting to Collateral Agent a security interest and Lien in such Person’s Canadian Intellectual Property, as amended, supplemented, restated or modified from time to time.
“Canadian Pension Plan” shall mean a “registered pension plan”, as defined in subsection 248(1) of the Income Tax Act (Canada), sponsored, administered or contributed to by Borrower or any of its Subsidiaries or under or in respect of which Borrower or any of its Subsidiaries has any liability (actual, contingent or otherwise).
“Canadian Pledge and Security Agreement” means a pledge and security agreement governed by the laws of any jurisdiction in Canada, in form and substance acceptable to Collateral Agent entered into by Borrower therein granting to Collateral Agent a security interest and Lien in ~~the~~ all property and assets of Borrower, as amended, supplemented, restated or modified from time to time.
“Canadian Securities Pledge Agreement” means a securities pledge security agreement governed by the laws of any jurisdiction in Canada, in form and substance acceptable to Collateral Agent entered into by Borrower therein granting to Collateral Agent a security interest and Lien in the Pledged Collateral (as defined therein), as amended, supplemented, restated or modified from time to time.
“Canadian Security Documents” means the Canadian Pledge and Security Agreement, the Canadian Securities Pledge Agreement, Canadian IP Security Agreement, and such other security agreements and instruments to be entered into by Arcutis Canada or Parent pursuant to this Agreement.
“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by (i) the government of the United States, or (ii) the government of Canada or of any province or territory in Canada, or (iii) any agency of the United States or any State thereof, any agency of Canada or any agency of a province or a territory in Canada or having maturities of not more than one (1) year from the date of acquisition and having a rating of at least A-2 or P-2 from either Standard & Poor’s Ratings Group or Moody’s Investors Services; (b) commercial paper (or comparable obligations) maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, (c) certificates of deposit maturing no more than one (1) year after issue provided that the account in which any such certificate of deposit is maintained is subject to a Control Agreement in favor of Collateral Agent, (d) the certificates of deposit with account numbers ending in (1) -8906916-01 and (2) -8906916-02, in the aggregate principal amount of Five Million Dollars ($5,000,000.00) maintained by Borrower at The Toronto-Dominion Bank on the Second

Amendment Effective Date (the “Specified CD Account”), (e) any money market or similar funds under Borrower’s investment policy, as approved by Collateral Agent from time to time, (~~e~~f) corporate debt securities and similar securities having a rating of at least “A-/A-3” or above, from either Moody’s, Fitch, or S&P, respectively and in each case maturing within eighteen (18) months after the date of creation or acquisition thereof, (~~f~~g) direct obligations issued (i) by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof, or (ii) by any province or territory of Canada or any political subdivision or taxing authority thereof, in each case having a rating of at least “AAA” from Moody’s, Fitch, or S&P with maturities within eighteen (18) months after the date of creation or acquisition thereof, and (~~g~~h) any money market or similar funds that exclusively hold any of the foregoing.

“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Internal Revenue Code.
“CME Term SOFR Administrator” is CME Group Benchmark Administration Limited, as administrator of the forward-looking term SOFR, or any successor administrator.
“CME Term SOFR Administrator’s Website” is the website of the CME Group Benchmark Administrator at http://www.cmegroup.com, or any successor source.
“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A or in the Canadian Security Documents and the UK Security Documents.
“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by Borrower or any Subsidiary at any time.
“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.
“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“Compliance Certificate” is that certain certificate in substantially the form attached hereto as Exhibit E.
“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith in accordance with GAAP; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement. Notwithstanding anything to the contrary in the foregoing, any Permitted Call Spread Agreement shall not constitute a Contingent Obligation of the Borrower.
“Control Agreement” is any control agreement entered into among the depository institution at which Borrower or any of its Subsidiaries maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower or any of its Subsidiaries maintains a Securities Account or a Commodity Account, Borrower or such Subsidiary, as applicable, and Collateral Agent pursuant to which Collateral Agent, for the ratable benefit of the Secured Parties, obtains “control” (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.
“Default” is any event that, with the giving of notice or passage of time or both, could constitute an Event of Default.
“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“Designated Deposit Account” is Borrower’s deposit account, account number 3301577279, maintained at Silicon Valley Bank.
“Dollars,” “dollars” and “$” each mean lawful money of the United States.
“Ducentis” is Ducentis BioTherapeutics Ltd., a private company limited by shares incorporated and registered in England and Wales with registered number 09307415 and a Subsidiary of the Parent.
“Ducentis Share Purchase Agreement” is that certain Share Purchase Agreement dated as of September 7, 2022 by and among Parent, Ducentis, the Sellers (as defined therein) and Shareholder Representative Services LLC, as the Shareholders’ Representative (as defined therein), as amended, supplemented, restated or modified from time to time to the extent permitted by that certain Consent Under Loan and Security Agreement dated as of September 7, 2022 by and among the Collateral Agent, the Lenders and Parent.
“Eligible Assignee” is (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which either (A) has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date that it becomes a Lender or (B) has total assets in excess of Five Billion Dollars ($5,000,000,000.00), which in each case of clauses (i) through (iv), which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include, unless an Event of Default has occurred and is continuing, (i) Borrower or any of Borrower’s Affiliates or Subsidiaries or (ii) a direct competitor of Borrower or a vulture fund or a distressed debt fund, each as determined by Collateral Agent in its reasonable discretion. Notwithstanding the foregoing, (x) in connection with any assignment made by a Lender as a result of a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Collateral Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee as Collateral Agent reasonably shall require.
“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.
“Excluded Subsidiary” means each direct and indirect Subsidiary of Borrower (a) that is a CFC, (b) that is a direct or indirect Subsidiary of a CFC, or (c) substantially all of the assets of which are equity interests (or equity interests and debt interests) in one or more CFCs; in each case, provided that (i) the pledge of all of the equity interests of such Subsidiary as Collateral or (ii) the guarantee by such Subsidiary of the Obligations would result in material adverse tax consequences to Borrower (as reasonably determined by Borrower and Collateral Agent).
“Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Collateral Agent, imminently threatens the ability of Collateral Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of Borrower or any of its Subsidiaries after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Collateral Agent, could reasonably be expected to result in a material diminution in value of the Collateral.
“Exit Fee Agreement” is that certain Exit Fee Agreement, dated as of the ~~date hereof~~Effective Date, by and among Collateral Agent, as agent, Borrower and the Lenders, as amended, amended and restated, supplemented or otherwise modified from time to time.
“FDA” means the U.S. Food and Drug Administration or any successor thereto.
“Fee Letter” means that certain Amended and Restated Fee Letter, dated as of the ~~date hereof~~Second Amendment Effective Date, by and among Collateral Agent, as agent, Borrower and the Lenders, as amended, amended and restated, supplemented or otherwise modified from time to time.
“First Amendment Effective Date” is November 1, 2023.

“Foreign Currency” means lawful money of a country other than the United States.
“Funding Date” is any date on which a Term Loan is made to or on account of Borrower which shall be a Business Day.
“GAAP” in respect of a Co-Borrower is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination, provided that for purposes of the defined term “Permitted Indebtedness,” GAAP shall be GAAP as in effect on the Effective Date.
“General Intangibles” are all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” is any federal, state, provincial, territorial, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof (including the FDA) or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state or locality of the United States, the United States, or a foreign government.
“Governmental Payor” means, Medicare, Medicaid, TRICARE, CHAMPVA, any state health plan adopted pursuant to Title XIX of the Social Security Act, any other state or federal health care program and any other Governmental Authority which presently or in the future maintains a payment or reimbursement program, and in which Borrower or any Subsidiary participates.
“Guarantor” is any Person providing a Guaranty in favor of Collateral Agent for the benefit of the Secured Parties (including without limitation pursuant to Section 6.10) and includes any other Person that becomes a guarantor of the Obligations after the date hereof.
“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Healthcare Laws” means all applicable laws, rules and regulations relating to the provision or payment of health items and services applicable to the Borrower or its Subsidiaries, including, without limitation, (a) all federal, state, provincial, territorial and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the Civil False Claims Act (31 U.S.C. §3729 et seq.), the criminal false statements law (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286, 287, 1347 and 1349, and the health care fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. Section 1320d et seq.), any applicable state fraud and abuse prohibitions, including those that apply to all payors (governmental, commercial insurance and self-payors), the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the exclusion laws (42 U.S.C. § 1320a-7), and any similar state laws or regulations, (b) any laws relating to any Governmental Payor, including, without limitation, the Medicare statute (Title XVIII of the Social Security Act) and the Medicaid statute (Title XIX of the Social Security Act), and (c) any and all other applicable health care laws, regulations and binding program manual provisions and transmittals, each of (a) through (c) as may be amended from time to time.
“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, (d) non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (e) equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person, (f) obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (g) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts, (h) all Indebtedness of others guaranteed by such Person, (i) off-balance sheet liabilities and/or pension plan or multiemployer plan liabilities of such Person, and (j) Contingent Obligations. Notwithstanding anything to the contrary in the foregoing, any Permitted Call Spread Agreement shall not constitute Indebtedness of the Borrower.
“Insolvency Proceeding” means with respect to any Person, any proceeding commenced by or against such Person under any provision of the United States Bankruptcy Code or pursuant to any Canadian Insolvency Laws as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, or proceedings seeking reorganization, arrangement, or other relief.
“Insolvent” means not Solvent.
“Intellectual Property” means all of Borrower’s or any of its Subsidiaries’ right, title and interest in and to the following:
(a)its Copyrights, Trademarks, and Patents;
(b)any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;
(c)any and all source code;

(d)any and all design rights which may be available to Borrower;
(e)any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and
(f)all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
“Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement dated as of the Effective Date between Borrower and Collateral Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
“IRS” means the United States Internal Revenue Service.
“Judgment Currency” is defined in Section 12.16 hereof.
“Judgment Currency Conversion Date” is defined in Section 12.16 hereof.
“Key Person” is ~~each of Borrower’s~~Parent’s (i) President and Chief Executive Officer, who is Frank Watanabe as of the Second Amendment Effective Date, (ii) Chief Financial Officer ~~and Director~~, who is ~~Scott Burrows~~David Topper as of the Second Amendment Effective Date, (iii) Chief Technical Officer, who is ~~David Osborne~~Bethany Dudek as of the Second Amendment Effective Date, and (iv) Chief Medical Officer, who is Patrick Burnett, MD, PhD, FAAD as of the Second Amendment Effective Date.
“Knowledge” means to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.
“Lender” is any one of the Lenders.
“Lenders” are the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.
“Lenders’ Expenses” are (a) all reasonable audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating and administering the

Loan Documents, and (b) all fees and expenses (including attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Collateral Agent and/or the Lenders in connection with the Loan Documents. The diligence deposit paid by the Borrower to the Collateral Agent prior to the Effective Date shall be applied to the Lenders’ Expenses.
“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, hypothec, assignment, lien or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
“Loan Documents” are, collectively, this Agreement, the Exit Fee Agreement, the Fee Letter, each Control Agreement, the Intellectual Property Security Agreement, the Canadian Security Documents, the UK Security Documents, the Perfection Certificates, each Compliance Certificate, the ACH Letter, each Loan Payment Request Form, any Guarantees, any subordination agreements, any note, or notes or guaranties executed by Borrower or any other Person, any agreements creating or perfecting rights in the Collateral (including all insurance certificates and endorsements, landlord consents and bailee consents) and any other present or future agreement entered into by Borrower, any Guarantor or any other Person for the benefit of the Lenders and Collateral Agent, as applicable, in connection with this Agreement; all as amended, restated, or otherwise modified.
“Loan Parties” means the Borrower and the Guarantors, and “Loan Party” shall mean any one of them.
“Loan Payment Request Form” is that certain form attached hereto as Exhibit D.
“Market Capitalization” means, as of any date of determination, the product of (a) the number of Borrower’s shares of common stock disclosed in the most recent filing of Borrower as outstanding as of such date of determination and (b) the closing price of Borrower’s shares of common stock listed on the Securities and Exchange Commission (as quoted on Securities and Exchange Commission page or any successor page thereto or if such page is not available, any other commercially available source providing quotations of such closing price as reasonably selected by Borrower) on such date of determination.
“Material Adverse Change” is (a) a material adverse change in the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, when taken as a whole; or (b) a material impairment of (i) the ability of the Loan Parties to repay any portion of the Obligations, (ii) the legality, validity or enforceability of any Loan Document, (iii) the rights and remedies of Collateral Agent or Lenders under any Loan Document except as the result of the action or inaction of the Collateral Agent or Lenders or (iv) the validity, perfection or priority of any Lien in favor of Collateral Agent for the benefit of the Secured Parties on any of the Collateral except as the result of the action or inaction of the Collateral Agent or Lenders. For the avoidance of doubt, “Material Adverse Change” shall not include, in and of themselves, the non-occurrence of any of the events as described under “Tranche B Term Loan ~~Funding~~Condition” or “Tranche C Term Loan Condition”.
“Material Agreement” is any license, agreement or other contractual arrangement of Borrower or any of its Subsidiaries whereby Borrower or any of its Subsidiaries is required to file and disclose such license, agreement, or contractual arrangement with the Securities and Exchange Commission.

“Maturity Date” is, for each Term Loan, ~~January,~~August 1, 2029; provided, however, if any 2024 Partial Prepayment does not occur upon the expiration of the 2024 Partial Prepayment Period, then the Maturity Date for each Term Loan is January 1, 2027.
“Net Product Revenue” means the net product revenue, determined in accordance with GAAP, from the sale of any products of Borrower or its Subsidiaries, inclusive of Borrower’s share of sales generated indirectly through the sales of Borrower’s products under any licensing or similar arrangement and which amounts are included in the net product revenue of Borrower in accordance with GAAP.
“NPR Annual Plan” is Borrower’s annual plan outlining Borrower’s monthly forecasted Net Product Revenue for its 2024 fiscal year and each fiscal year thereafter (each, a “Plan Year”) which has been approved by Parent’s board of directors and approved in writing by Collateral Agent in its reasonable discretion.
“Obligation Currency” is defined in Section 12.16 hereof.
“Obligations” are all of Borrower’s obligations to pay when due any debts, principal, interest, Lenders’ Expenses, the Prepayment Premium, all fees under the Fee Letter, and the Exit Fee Agreement, and any other amounts Borrower owes the Collateral Agent or the Lenders now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents or otherwise, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to the Lenders and/or Collateral Agent in connection with this Agreement and the other Loan Documents, and the performance of Borrower’s duties under the Loan Documents.
“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.
“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.
“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency or, in respect of Ducentis, a director of Ducentis) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date ~~or~~, the Amendment Date or the Second Amendment Effective Date, as applicable, and, (a) if such Person is a corporation, its bylaws or articles of association and memorandum of association (as applicable) in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, re-examination certificates, utility models, extensions and continuations-in-part of the same.
“Payment Date” is the first (1st) calendar day of each calendar month, commencing on February 1, 2022.
“Permitted Acquisition” means any consensual transaction or series of related transactions for the direct or indirect (a) acquisition by Borrower of all or substantially all of the assets of, all of the ownership interests in, or a business line or unit or division of another Person, including any foreign corporations in the acceptable jurisdictions listed below in this definition and (b) acquisition of any intellectual property and related ancillary rights or assets of any person; provided that:
(a)No Default or Event of Default shall exist immediately before or immediately after the consummation of such acquisition;
(b)such acquired Person or assets (other than non-core assets, if any, with respect to such acquisition) shall be in a business of the type permitted pursuant to Section 7.2(a);
(c)such acquisition shall not cause the focus or locations of Borrower’s and its Subsidiaries’ operations (when taken as a whole) to be located outside of the United States;
(d)such acquisition shall not constitute a hostile acquisition;
(e)all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Requirement of Laws and in conformity with all applicable Governmental Approvals;
(f)in the case of the acquisition of the equity interests of such Person, all of the equity interests acquired, or otherwise issued by such Person or any newly formed Subsidiary of Borrower in connection with such acquisition, shall be directly or indirectly owned one hundred percent (100%) by Borrower, and Borrower shall have taken, or caused to be taken, each of the actions set forth in Section 6.10, if applicable within the applicable time periods set forth therein;
(g)in connection with such acquisition, neither Borrower nor any of its Subsidiaries (including for this purpose, the target of the acquisition) shall acquire or be subject to any Indebtedness or Liens that are not otherwise permitted hereunder;
~~(h) the sum of the purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or to be paid or incurred, by Borrower with respect thereto, including, “earnouts”, any other contingent or deferred acquisition consideration (provided that such “earnouts” and any other contingent or deferred acquisition consideration shall be unsecured (other than escrow arrangements securing indemnification obligations associated with such acquisition)), and including the amount of Permitted Indebtedness assumed or to which such assets, businesses or business or ownership interest or shares, or any Person so acquired, is subject, shall not be greater than Twenty Million Dollars ($20,000,000.00) in cash for any single acquisition or group of related acquisitions for each fiscal year or Thirty Million Dollars ($30,000,000.00) in cash for all such acquisitions during the term of this Agreement, in each case plus reasonable closing costs incurred in connection with such acquisition;~~
(h)[reserved];
(i)on or prior to the proposed date of consummation of such transaction, the Borrower shall have delivered to the Collateral Agent and the Lenders a certificate of a Responsible Officer of the Borrower certifying that such transaction complies with this definition;
(j)Borrower has notified the Lenders at least ten (10) Business Days in advance of entering into such transaction, which notice shall include a reasonably detailed description of such transaction;

(k)substantially all of the assets and operations involved in such transaction shall be located in the United States; provided that, notwithstanding the foregoing, intellectual property (including in-licensing and products) and related ancillary rights and assets involved in such transaction may be located in the United States or outside of the United States so long as the acquired intellectual property (including in-licensing and products) and related ancillary rights and assets involved in such transaction are acquired as property of a Loan Party;
(l)Borrower has provided evidence satisfactory to Collateral Agent demonstrating that immediately following the consummation of such acquisition and after giving pro forma effect to the payment of all acquisition consideration (including all “earnouts” and any other contingent or deferred acquisition consideration regardless of whether such consideration is paid upon or consummation or payable thereafter) in connection therewith, Borrowers will have sufficient cash runway (which shall include, for the avoidance of doubt, any unfunded Term Loan Commitment as of such date of determination so long as Borrower has satisfied the Tranche C Term Loan Condition for each of the three (3) successive months immediately prior to such date of acquisition) for the immediately succeeding twelve (12) month period based upon projections calculated in good faith by Borrower and agreed to by Collateral Agent;
(m)to the extent that the consideration for any such acquisition includes stock or similar equity interests, the payment of such consideration in the form of stock or similar equity shall not result in a Change of Control; and
(n)Borrower shall provide to the Collateral Agent as soon as available but in any event not later than five (5) Business Days after the execution thereof, a copy of the executed purchase agreement or similar agreement with respect to any such acquisition.
“Permitted ARQ Licenses” licenses for the use of ARQ-151 ~~and~~, ARQ-154, and ARQ-234; provided, that, with respect to each such license (i) the license constitutes an arms-length transaction, (ii) the terms, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property; provided, however, that in the case of exclusive licenses for any non-United States jurisdiction, Borrower or such Subsidiary may covenant in such exclusive license that it will not license such intellectual property to another Person in the specific geography for which such license applies, (iii) the license is limited to territory outside of the United States, (iv) there is not an ongoing Event of Default at the time of the execution of the license, and (v) the license does not restrict the Borrower’s ability to pledge, grant a security interest in or Lien on, or assign, or otherwise transfer Borrower’s interest in any Intellectual Property.
“Permitted Call Spread Agreements” means (a) any call option transaction (including, but not limited to, any bond hedge transaction or capped call transaction) pursuant to which the Borrower acquires an option requiring the counterparty thereto to deliver to the Borrower shares of common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower), the cash value thereof or a combination thereof from time to time upon exercise of such option entered into by the Borrower in connection with the issuance of Permitted Convertible Indebtedness (such transaction, a “Bond Hedge Transaction”) and (b) any call option transaction pursuant to which the Borrower issues to the counterparty thereto warrants to acquire common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower) (whether such warrant is settled in shares, cash or a combination thereof) entered into by the Borrower in connection with the issuance of Permitted Convertible Indebtedness (such transaction, a “Warrant Transaction”); provided that (i) the terms, conditions and covenants of each such call option transaction are customary for agreements of such type, as determined by Borrower in good faith, and (ii) the purchase price for such Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Warrant Transaction, does not exceed twenty percent (20%) of the aggregate principal amount of the related Permitted Convertible Indebtedness at the time of such purchase.
“Permitted Convertible Indebtedness” means senior unsecured notes issued by the Borrower pursuant to either an effective registration statement under the Securities Act of 1933, as amended or Rule 144A of the regulations thereunder (which issuance shall include a customary offering document which describes (i) this Agreement and (ii) the capital structure of Borrower after giving effect to such Indebtedness, in each case, in reasonable detail as determined by the Borrower in good faith) that are convertible into a fixed number (subject to customary anti-dilution adjustments, “make-whole” increases and the other customary changes thereto) of shares of common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such common stock or such other securities) and cash in lieu of fractional shares of common stock of the Borrower; provided that the Indebtedness thereunder must satisfy each of the following conditions, and any agreements providing for such Indebtedness may only be amended, restated, supplemented or modified from time to time if each of the following conditions remains satisfied: (i) both immediately prior to and after giving effect (including pro forma effect) thereto, no Default or Event of Default shall exist or result therefrom, (ii) such Indebtedness matures, and does not provide for or require any scheduled amortization or other scheduled or otherwise provided for or required payments of principal or interest prior to, after the date that is one hundred eighty (180) days after the Maturity Date (it being understood that neither (x) any provision requiring an offer to purchase such Indebtedness as a result of change of control or other fundamental change (howsoever defined), (y) any early conversion of such Indebtedness in accordance with the terms thereof, nor (z) any provision providing for redemption of such Indebtedness upon satisfaction of a condition related to the stock price of the Borrower’s common stock, in each case, shall violate the foregoing restriction), (iii) Borrower’s market capitalization, as of the close of the regular trading session for the Borrower’s common stock on the date that is one (1) Business Day prior to the date of launching (i.e. not pricing) of such convertible Indebtedness, is not less than Four Hundred Million Dollars ($400,000,000.00), (iv) such Indebtedness (at any one time outstanding) is in an aggregate principal amount of not more than Three Hundred Million Dollars ($300,000,000.00), (v) such Indebtedness shall bear an interest rate of not more than seven and one half percent (7.50%) per annum and the terms, conditions and covenants (other than pricing terms determined through a customary marketing process) of such Indebtedness must be customary for convertible Indebtedness of such type (as determined by the Borrower in good faith) and (vi) such Indebtedness is not guaranteed by any Subsidiary of the Borrower (unless the Obligations are guaranteed by such Subsidiary on a secured basis).
“Permitted Indebtedness” is:
(o)Borrower’s Indebtedness to the Lenders and Collateral Agent under this Agreement and the other Loan Documents;
(p)Indebtedness existing on the Effective Date and disclosed on the Perfection Certificate;
(q)Subordinated Debt;

(r)unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
(s)unsecured Indebtedness in connection with credit cards incurred in the ordinary course of business in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000.00);
(t)Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets or software of such person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed One Million Dollars ($1,000,000.00) at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);
(u)Permitted Convertible Indebtedness;
(v)Indebtedness consisting of the obligation to pay rent when due under real property leases entered into in the ordinary course of Borrower’s business;
(w)other unsecured Indebtedness at any time not to exceed One Million Dollars ($1,000,000.00) in the aggregate;
(x)Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of the Borrower or any of its Subsidiaries in the aggregate amount not to exceed Three Million Dollars ($3,000,000.00) at any time, in each case as incurred in the ordinary course of business;
(y)Hedges and similar transactions with respect to currency risk entered into in the ordinary course of business and not for speculative purposes;
(z)Surety bonds and similar Indebtedness entered into in the ordinary course of business and in an amount not exceeding One Million Dollars ($1,000,000.00) outstanding at any time;
(aa)Intercompany Indebtedness that constitutes a Permitted Investment under clause (f), (i) and (j) of the term “Permitted Investments”;
(ab)Advances or deposits received from customers or vendors in the ordinary course of business;
(ac)“earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts (including any indemnification and other similar obligations incurred in an acquisition)~~, in each case subject to the limitations in the definition of “Permitted Acquisition”~~;
(ad)Indebtedness arising in connection with the financing of insurance premiums in an amount not exceeding One Million Dollars ($1,000,000.00) outstanding at any time;
(ae)Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Borrower’s business;

(af)Indebtedness incurred in respect of any Milestone Payment Note or any Annual Net Sales Contingent Payment Notes (as each of the foregoing terms are defined in the Ducentis Share Purchase Agreement);
(ag)Indebtedness consisting of intercompany journal entries, provided that all such transactions are cashless; and
(ah)extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (p) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower, or its Subsidiary, as the case may be.
“Permitted Investments” are:
(a)Investments disclosed on the Perfection Certificate and existing on the Effective Date;
(b)(i) Investments consisting of cash and Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Collateral Agent;
(c)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower or Guarantor;
(d)Investments consisting of Deposit Accounts in which Collateral Agent has a perfected Lien (subject to the terms of this Agreement) for the ratable benefit of the Secured Parties except as permitted in Section 6.6 hereof;
(e)Investments in connection with Permitted Indebtedness, Permitted Liens and with Transfers permitted by Section 7.1;
(f)Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors; not to exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate for (i) and (ii) in any fiscal year;
(g)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(h)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower or Guarantor in any Subsidiary;
(i)Investments in Subsidiaries that are Guarantors or Borrowers;
(j)Investments in Subsidiaries that are not Guarantors or Borrowers, not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) per fiscal year;

(k)Permitted Acquisitions;
(l)any Permitted Call Spread Agreements;
(m)subject to the limitations set forth in Section 7.16, Investments in Ducentis;
(n)(i) non-cash Investments in joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, and (ii) Investments in joint ventures or strategic alliances; provided that with respect to such Investments under this sub-clause (ii), the aggregate outstanding amount of all such cash Investments made during any fiscal year shall not exceed Two Million Dollars ($2,000,000.00);
(o)other Investments not to exceed One Million Dollars ($1,000,000.00) in the aggregate outstanding at any time; and
(p)Investments consisting of intercompany receivables, corresponding to amounts in clause (s) of the term “Permitted Indebtedness”, consisting of intercompany journal entries provided that all such transactions are cashless.
“Permitted Licenses” are (A) licenses of over-the-counter software that is commercially available to the public, (B) non-exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (B), the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property, (C) exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in this clause (C), the license (i) constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property (provided, however, Borrower or such Subsidiary may covenant in such license that it will not license such intellectual property to another Person in the specific geography for which such license applies), and (ii) is limited in territory with respect to a specific geographic country or region (i.e. Japan, Germany, northern China) outside of the United States, and (D) Permitted ARQ Licenses.
“Permitted Liens” are:
(a)Liens existing on the Effective Date and disclosed on the Perfection Certificate or arising under this Agreement and the other Loan Documents;
(b)Liens for Taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith by appropriate proceedings diligently conducted and for which Borrower maintains adequate reserves on Borrower’s Books in accordance with GAAP, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code and the Treasury Regulations adopted thereunder;
(c)Liens securing Indebtedness permitted under clause (e) of the definition of “Permitted Indebtedness,” provided that (i) such liens exist prior to the acquisition of, or attach substantially simultaneous with, or within twenty (20) days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such liens do not extend to any property of Borrower other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;
(d)Liens of carriers, warehousemen, landlords, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000.00), and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(e)Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
(f)Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;
(g)leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Collateral Agent or any Lender a security interest therein;
(h)banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses and provided such accounts are maintained in compliance with Section 6.6(a) hereof;
(i)Liens on cash that stand as security for letter of credit reimbursement obligations and cash management obligations, together with such amount permitted under clause (j) of “Permitted Liens”, in the aggregate amount not to exceed Three Million Dollars ($3,000,000.00);
(j)Security deposits under real property leases that are made in the ordinary course of business, together with such amount permitted under clause (i) of “Permitted Liens”, in the aggregate amount not to exceed Three Million Dollars ($3,000,000.00);
(k)Liens on proceeds of insurance and unpaid premiums to secure Indebtedness permitted under clause (o) of the defined term “Permitted Indebtedness” not to exceed One Million Dollars ($1,000,000.00);
(l)To the extent constituting a Lien, escrow arrangements securing indemnification obligations associated with any Permitted Acquisition;
(m)Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

(n)Permitted Licenses; and
(o)Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described above, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.
“Person” is any individual, sole proprietorship, partnership, limited liability company, unlimited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or Governmental Authority.
“PPSA” shall mean the Personal Property Security Act (Ontario), and the regulations thereunder, as from time to time in effect, as supplemented by the Securities Transfer Act (Ontario) and the regulations thereunder, as from time to time in effect; provided, that if the attachment, perfection or priority of Collateral Agent’s Liens in any Collateral are governed by the personal property security legislation of any jurisdiction of Canada other than the Province of Ontario, PPSA shall mean the personal property security legislation as in effect in such other jurisdiction from time to time (including, in the case of Quebec, the Civil Code of Quebec and the regulations thereunder), including any laws similar to the Securities Transfer Act (Ontario), in such other jurisdiction in Canada for the purpose of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.
“Prepayment Premium” is, with respect to any Term Loan subject to prepayment, refinancing, substitution or replacement prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), an additional fee payable to the Lenders in amount equal to:
(a)for the 2024 Partial Prepayments only, one percent (1.00%) of the aggregate amount of the 2024 Partial Prepayment Amount shall be due on June 30, 2026, to be shared among the Existing Term Loan Lenders in accordance with their respective Pro Rata Shares;
(b)~~(a)~~ for a prepayment (other than any 2024 Partial Prepayments), refinancing, substitution or replacement made on or after the Second Amendment Effective Date through but excluding the first anniversary of the Second Amendment Effective Date, three percent (3.00%) of the principal amount of such Term Loan so prepaid;
(c)~~(b)~~ for a prepayment, refinancing, substitution or replacement made on or after the date which is the first anniversary of the Second Amendment Effective Date through but excluding the second anniversary of the Second Amendment Effective Date, two percent (2.00%) of the principal amount of such Term Loan so prepaid; and
~~(c) for a prepayment, refinancing, substitution or replacement made on or after the date which is after the second anniversary of the Effective Date through and excluding the fourth anniversary of the Effective Date, one percent (1.00%) of the principal amount of such Term Loan so prepaid; and~~
(d)for a prepayment, refinancing, substitution or replacement made on or after the date which is after the ~~fourth~~second anniversary of the Second Amendment Effective Date and prior to the Maturity Date, ~~zero~~one percent (~~0.00~~1.00%) of the principal amount of such Term Loan so prepaid.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Term Loans held by such Lender by the aggregate outstanding principal amount of all Term Loans.
“Redemption Conditions” means, with respect to any redemption by the Borrower of any Permitted Convertible Indebtedness, satisfaction of each of the following events: (a) no Event of Default has occurred and is continuing or result therefrom, (b) both immediately before and after such redemption, the aggregate amount of all cash and Cash Equivalents held in Collateral Accounts subject to a Control Agreement in favor of Collateral Agent shall be no less than an amount equal to the product of (i) one hundred fifty percent (150%) and (ii) the amount required to prepay the outstanding Obligations in full at the time of such redemption, including, for the avoidance of doubt, all outstanding principal of the Term Loans, the accrued and unpaid interest thereon, the Prepayment Premium, all fees under the Fee Letter, and (c) a Responsible Officer has provided a certificate to the Collateral Agent not less than five (5) Business Days prior to such redemption certifying that each of the foregoing events is satisfied, together with reasonably detailed calculations in support thereof.
“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“Registration” means any registration, authorization, approval, license, permit, clearance, certificate, and exemption issued or allowed by the FDA or state pharmacy licensing authorities (including, without limitation, new drug applications, abbreviated new drug applications, investigational new drug applications, pricing and reimbursement approvals, labelling approvals or their foreign equivalent, and wholesale distributor permits).
“Regulatory Action” means an administrative, regulatory, or judicial enforcement action, proceeding, for-cause investigation or inspection, FDA Form 483 notice of inspectional observation, warning letter, untitled letter, other notice of violation letter, recall, seizure, Section 305 notice or other similar written communication, injunction or consent decree, issued by the FDA or any other Governmental Authority or a federal, state, provincial or territorial court.
“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.
“Relevant Governmental Body” means the Federal Reserve Board, the Federal Reserve Bank of New York, and/or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or any successor thereto.
“Required Lenders” means (i) for so long as all of the Persons that are Lenders on the Effective Date (each an “Original Lender”) have not assigned or transferred any of their interests in their Term Loan other than to an Affiliate of such Lender, Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Term Loan, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Term Loan, Lenders holding more than fifty percent (50%) of the aggregate outstanding principal balance of the Term Loan and, in respect of this clause (ii),

(A) each Original Lender that has not assigned or transferred any portion of its Term Loan, (B) each assignee or transferee of an Original Lender’s interest in the Term Loan, but only to the extent that such assignee or transferee is an Affiliate or Approved Fund of such Original Lender, and (C) any Person providing financing to any Person described in clauses (A) and (B) above; provided, however, that this clause (C) shall only apply upon the occurrence of a default, event of default or similar occurrence with respect to such financing.
“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer, of Borrower or, with respect to Ducentis, a director.
“Second Amendment Effective Date” is August 9, 2024.
“Secured Parties” means the Collateral Agent and the Lenders.
“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made under the Code.
~~“SOFR” means the daily Secured Overnight Financing Rate provided by the Federal Reserve Bank of New York as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s Website.~~
“Solvent” means, with respect to any Person, that (a) the fair saleable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities, (b) such Person is not left with unreasonably small capital giving effect to the transactions contemplated by this Agreement and the other Loan Documents, and (c) such Person is able to pay its debts (including trade debts) as they mature in the ordinary course (without taking into account any forbearance and extensions related thereto).
“Specified License Agreement” means that certain license agreement identified by Parent to Collateral Agent prior to the First Amendment Effective Date.
“Subordinated Debt” is unsecured indebtedness incurred by Borrower or any of its Subsidiaries subordinated to all Indebtedness of Borrower and/or its Subsidiaries to the Lenders which (i) is non-cash pay (other than any customary fees and expenses) during the term of this Agreement, (ii) has a maturity date outside the date that is one hundred eighty (180) days after the Maturity Date, (iii) is unsecured, and (iv) is subject to a subordination, intercreditor, or other similar agreement providing for deep subordination (including with respect to payment (other than customary fees and expenses), and enforcement) in form and substance reasonably satisfactory to Collateral Agent and the Required Lenders entered into between Collateral Agent, Borrower, and/or any of its Subsidiaries, and the other creditor.
“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Commitment” is, for any Lender, the obligation of such Lender to make a Term Loan, up to the principal amount shown on Schedule 1.1.
“Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower and each of its Subsidiaries connected with and symbolized by such trademarks.
“Tranche A Term Loan Commitment” is each Lender’s Tranche A Term Loan commitment as set forth on Schedule 1.1 hereto.
“Tranche B Term Loan Commitment” is each Lender’s Tranche B Term Loan commitment as set forth on Schedule 1.1 hereto.
“Tranche B Term Loan Condition” is Collateral Agent’s receipt of, by no later than December 15, 2022, satisfactory evidence that Borrower has received FDA approval of ARQ-151 (Topical Roflumilast Cream) for an indication relating to the treatment of patients with plaque psoriasis (such FDA approval, the “ARQ-151 FDA Approval”).
“Tranche B-1 Term Loan Draw Period” is the period commencing on the Effective Date and ending on the earlier of (i) the date which is fifteen (15) days after Borrower has received the ARQ-151 FDA Approval and (ii) June 30, 2023.
“Tranche B-2 Term Loan Draw Period” is the period commencing on the Effective Date and ending on June 30, 2023.
“Tranche C Term Loan Commitment” is each Lender’s Tranche C Term Loan commitment as set forth on Schedule 1.1 hereto.
“Tranche C Term Loan Condition” is Collateral Agent’s receipt of satisfactory evidence that Borrower has achieved Net Product Revenue greater than eighty percent (80%) of the projected Net Product Revenue for the trailing six (6) month period ending as of the month prior to the Funding Date of any Tranche C Term Loan and based on the NPR Annual Plan for such period.
“Tranche C-1 Term Loan Draw Period” is the period commencing on the occurrence of the initial 2024 Partial Prepayment and ending on March 31, 2026.
“Tranche C-2 Term Loan Draw Period” is the period commencing on the occurrence of the initial 2024 Partial Prepayment and ending on June 30, 2026.
“UK” and “United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.
“UK Debenture” means a guarantee and debenture, in form and substance reasonably satisfactory to the Collateral Agent, to be entered into by Ducentis in favour of the Collateral Agent and governed by English law.

“UK Insolvency Proceeding” means (a) any corporate action, legal proceedings or other formal procedure or step is taken in relation to the suspension of payments, a moratorium of indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of that Person; (b) any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of a Person’s creditors (other than Lenders); (c) a meeting of a Person’s shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to make an application to or to file documents with a court or any registrar for, a Person’s winding-up, administration or dissolution or any such resolution is passed; (d) an order is made for a Person’s winding-up, administration or dissolution, or any Person presents a petition, or makes an application to or files documents with a court or any registrar, for such Person’s winding-up, administration or dissolution, or gives notice to Lenders or the Collateral Agent of an intention to appoint an administrator; (e) any liquidator, receiver, administrative receiver, administrator or similar officer is appointed in respect of a Person or any of such Person’s assets; (f) a Person’s shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, receiver, administrator or similar officer; or (g) enforcement of any security over all or any material part of Ducentis’ assets.
“UK Security Document(s)” means the UK Debenture, the share pledge agreement granted by the Parent in favor of the Collateral Agent in respect of its shareholding in Ducentis and any other document, instrument or agreement which Ducentis grants a Lien to the Collateral Agent.
“Unqualified Opinion” means an opinion on financial statements from an independent certified public accounting firm reasonably acceptable to Collateral Agent which opinion shall not include any qualification expressing substantial doubt about the ability of Borrower or any of its Subsidiaries to continue as a going concern or any qualification or exception as to the scope of such audit; provided that an opinion shall continue to be an Unqualified Opinion if the opinion includes going concern explanatory language solely in connection with the Borrower’s cash levels or liquidity, the pending maturity of the Borrower’s indebtedness within the next twelve (12) months, and/or the financial covenants hereunder.
2.LOANS AND TERMS OF PAYMENT
2.1Promise to Pay. Borrower hereby unconditionally promises to pay each Lender, the outstanding principal amount of all Term Loans advanced to Borrower by such Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.
2.2Term Loans.
(a)Availability.
(i)Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make term loans to Borrower on the Effective Date in an aggregate principal amount of Seventy-Five Million Dollars ($75,000,000.00) according to each Lender’s Tranche A Term Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Tranche A Term

Loan”, and collectively as the “Tranche A Term Loans”). After repayment, no Tranche A Term Loan may be re-borrowed.
(ii)Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the Tranche B-1 Term Loan Draw Period, to make term loans to Borrower in an aggregate principal amount of Fifty Million Dollars ($50,000,000.00), and disbursed in a single advance according to each Lender’s Tranche B Term Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Tranche B-1 Term Loan”, and collectively as the “Tranche B-1 Term Loans”). After repayment, no Tranche B-1 Term Loan may be re-borrowed.
(iii)Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the Tranche B-2 Term Loan Draw Period, to make term loans to Borrower in an aggregate principal amount of up to Seventy-Five Million Dollars ($75,000,000.00), in minimum increments of Fifteen Million Dollars ($15,000,000.00), according to each Lender’s Tranche B Term Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Tranche B-2 Term Loan”, and collectively as the “Tranche B-2 Term Loans”; each Tranche B-1 Term Loan or Tranche B-2 Term Loan is hereinafter referred to singly as a “Tranche B Term Loan” and the Tranche B-1 Term Loans and the Tranche B-2 Term Loans are hereinafter referred to collectively as the “Tranche B Term Loans”; each Tranche A Term Loan or Tranche B Term Loan is hereinafter referred to singly as ~~a~~an “Existing Term Loan” and the Tranche A Term Loans and Tranche B Term Loans are hereinafter referred to collectively as the “Existing Term Loans”). After repayment, no Tranche B-2 Term Loan may be re-borrowed.
(i)Subject to the terms and conditions of this Agreement and upon Borrower’s request, the Lenders agree, severally and not jointly, during the Tranche C-1 Term Loan Draw Period, to make term loans to Borrower in an aggregate principal amount equal to Fifty Million Dollars ($50,000,000.00), and disbursed in a single advance according to each Lender’s Tranche C Term Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Tranche C-1 Term Loan”, and collectively as the “Tranche C-1 Term Loans”). After repayment, no Tranche C-1 Term Loan may be re-borrowed.

(ii)Subject to the terms and conditions of this Agreement and upon Borrower’s request, the Lenders agree, severally and not jointly, during the Tranche C-2 Term Loan Draw Period, to make term loans to Borrower in an aggregate principal amount equal to: (A) if the 2024 Partial Prepayment Amount is equal to One Hundred Million Dollars ($100,000,000.00), Fifty Million Dollars ($50,000,000.00), and disbursed in a single advance, according to each Lender’s Tranche C Term Loan Commitment as set forth on Schedule 1.1 hereto, and (B) if the 2024 Partial Prepayment Amount is equal to Seventy Five Million Dollars ($75,000,000.00), Twenty Five Million Dollars ($25,000,000.00), and disbursed in a single advance according to each Lender’s Tranche C Term Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Tranche C-2 Term Loan”, and collectively as the “Tranche C-2 Term Loans”; each Tranche C-1 Term Loan or Tranche C-2 Term Loan is hereinafter referred to singly as a “Tranche C Term Loan” and the Tranche C-1 Term Loans and the Tranche C-2 Term Loans are hereinafter referred to collectively as the “Tranche C Term Loans”; each Existing Term Loan or Tranche C Term Loan is hereinafter referred to singly as a “Term Loan” and the Existing Term Loans and Tranche C Term Loans are hereinafter referred to collectively as the “Term Loans”). After repayment, no Tranche C-2 Term Loan may be re-borrowed.
(b)Repayment. Commencing on the first (1st) Payment Date following the Funding Date of each Term Loan, Borrower shall make monthly payments of interest, to each Lender in accordance with its Pro Rata Share, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon the effective rate of interest applicable to such Term Loan, as determined in Section 2.3(a). All unpaid principal and accrued and unpaid interest with respect to each such Term Loan is due and payable in full on the Maturity Date, to each Lender in accordance with its Pro Rata Share. The Term Loans may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).
(c)Mandatory Prepayments. If the Term Loans are accelerated (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), Borrower shall immediately pay to Lenders, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, (ii) any fees payable under the Fee Letter by reason of such prepayment, (iii) the Prepayment Premium, plus (iv) all other Obligations that are due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts. Notwithstanding (but without duplication with) the foregoing, on the Maturity Date, if any fees payable under the Fee Letter by reason of such prepayments had not previously been paid in full in connection with the prepayment of the Term Loans in full, Borrower shall pay to each Lender such fees as may then be due and payable in accordance with the terms of the Fee Letter. The Prepayment Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. EACH BORROWER AND GUARANTOR EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. Notwithstanding anything to the contrary herein, there shall be no Prepayment Premium due and payable by Borrower to the Lenders hereunder if Borrower prepays all, but not less than all, of the outstanding Term Loans in connection with new loans made by SLR or any Affiliate of SLR.
(d)Permitted Prepayment of Term Loans.
(i)On or after December 16, 2024 and prior to the Maturity Date, Borrower shall have the option to prepay any portion of the outstanding principal balance of the Term Loans advanced by the Lenders under this Agreement~~;~~  in minimum increments of Twenty Five Million Dollars ($~~5,000,000.00),~~25,000,000.00); provided Borrower (~~i~~A) provides written notice to Collateral Agent of its election to prepay the Term Loans at least five (5) Business Days prior to such prepayment, and (~~ii~~B) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, to be applied to reduce the Term Loans in direct order of funding, an amount equal to the sum of (~~A~~1) the outstanding principal of the Term Loans or portion(s) thereof being prepaid plus accrued and unpaid interest thereon through the prepayment date, (~~B~~2) any fees payable under the Fee Letter by reason of such prepayment, (~~C~~3) the Prepayment Premium, plus (~~D~~4) all other Obligations that are due and payable on such prepayment date, including any Lenders’ Expenses and interest at the Default Rate (if any) with respect to any past due amounts.
(ii)Notwithstanding anything to the contrary contained in Section 2.2(d)(i), during the 2024 Partial

Prepayment Period, Borrower shall have the option to make either (A) a single partial prepayment of the outstanding principal balance of the Existing Term Loans advanced by the Lenders under this Agreement in an amount equal to One Hundred Million Dollars ($100,000,000.00), or (B) two (2) partial prepayments of the outstanding principal balance of the Existing Term Loans advanced by the Lenders under this Agreement in an amount equal to Seventy Five Million Dollars ($75,000,000.00) for the first prepayment and in an amount equal to Twenty Five Million Dollars ($25,000,000.00) for the second prepayment (provided, however, to the extent Borrower makes the first prepayment in the amount of Seventy Five Million Dollars ($75,000,000.00), Borrower may, but is not obligated to, make the second prepayment in the amount of Twenty Five Million Dollars ($25,000,000.00) (the prepayments made pursuant to clauses (A) and (B), the “2024 Partial Prepayments” and the amount of all such 2024 Partial Prepayments so prepaid, collectively, the “2024 Partial Prepayment Amount”), provided Borrower (y) provides written notice to Collateral Agent of its election to make any such 2024 Partial Prepayment at least three (3) Business Days prior to such prepayment, and (z) pays to the Lenders on the date of such 2024 Partial Prepayment, payable to each Lender in accordance with its respective Pro Rata Share, to be applied to reduce the Existing Term Loans in direct order of maturity, (i) an amount equal to the applicable 2024 Partial Prepayment plus accrued and unpaid interest thereon through the prepayment date, (ii) any fees payable under the Fee Letter by reason of such prepayment, plus (iii) all other Obligations that are due and payable on such prepayment date, including any Lenders’ Expenses and interest at the Default Rate (if any) with respect to any past due amounts. In addition, Borrower shall pay to each Lender in accordance with its respective Pro Rata Share, the Prepayment Premium (if any) with respect to the 2024 Partial Prepayment Amount when due in accordance with the definition of “Prepayment Premium”.
2.3Payment of Interest on the Term Loans.
(a)Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Term Loans shall accrue interest at a floating per annum rate equal to the Applicable Rate in effect from time to time, as determined by Collateral Agent on the third Business Day prior to the Funding Date of the applicable Term Loan and on the date occurring on the first Business Day of the month prior to each Payment Date occurring thereafter, which interest shall be payable monthly in arrears in accordance with Sections 2.2(b) and 2.3(e). Except as set forth in Section 2.2(b), such interest shall accrue on each Term Loan commencing on, and including, the Funding Date of such Term Loan, and shall accrue on the principal amount outstanding under such Term Loan through and including the day on which such Term Loan is paid in full (or any date on which partial payment is made).
(b)Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, all Obligations shall accrue interest at a fixed per annum rate equal to the rate that is otherwise applicable thereto plus four percentage points (4.00%) (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Collateral Agent.
(c)360-Day Year. Interest shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day year or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or such other period of time, as the case may be. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement. Borrower acknowledges and confirms that:
(i)the foregoing methodology satisfies the requirements of Section 4 of the Interest Act (Canada) to the extent it applies to the expression or statement of any interest payable under this Agreement or any other Loan Document;
(ii)each Borrower is able to calculate the yearly rate or percentage of interest payable under this Agreement or other Loan Documents based upon such methodology; and
(iii)Borrower shall not plead or assert, whether by way of defense or otherwise, in any proceeding relating to this Agreement or the other Loan Documents, that the interest payable thereunder and the calculation thereof has not been adequately disclosed to Borrower, whether pursuant to Section 4 of the Interest Act (Canada) or any other applicable law or legal principle.

(d)Debit of Accounts. Collateral Agent and each Lender may debit (or ACH) any deposit accounts, maintained by Borrower or any of its Subsidiaries, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes the Lenders under the Loan Documents when due. Any such debits (or ACH activity) shall not constitute a set-off.
(e)Payments. Except as otherwise expressly provided herein, all payments by Borrower under the Loan Documents shall be made to the respective Lender to which such payments are owed, at such Person’s office in immediately available funds on the date specified herein. Unless otherwise provided, interest is payable monthly on the Payment Date of each month. Payments of principal and/or interest received after 2:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds. Collateral Agent may at its discretion and with prior notice of at least (x) with respect to the immediately following sub-clauses (i) and (ii) ten (10) Business Days and (y) with respect to the immediately following sub-clause (iii), one (1) Business Day, initiate debit entries to the Borrower’s account as authorized on the ACH Letter (i) on each payment date of all Obligations then due and owing, (ii) at any time any payment due and owing with respect to Lender Expenses, and (iii) upon an Event of Default, any other Obligations outstanding.
2.4Fees. Borrower shall pay to Collateral Agent and/or Lenders (as applicable) the following fees, which shall be deemed fully earned and non-refundable upon payment:
(a)Fee Letter. When due and payable under the terms of the Fee Letter, to Collateral Agent and each Lender, as applicable, the fees set forth in the Fee Letter.
(a)Prepayment Premium. The Prepayment Premium, when due hereunder, to be shared between the Lenders in accordance with their respective Pro Rata Shares. Borrower expressly agrees (to the fullest extent that each may lawfully do so) that: (i) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between

Collateral Agent, Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium and (iv) Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that its agreement to pay the Prepayment Premium to Lenders as herein described is a material inducement to Lenders to provide the Term Loan Commitments and make the Term Loans.
(b)Lenders’ Expenses. All Lenders’ Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due; provided that, the aggregate amount of Lenders’ Expenses incurred on or prior to the Effective Date shall not exceed Three Hundred Thousand Dollars ($300,000.00).
(c)First Amendment Fee. A fully earned, non-refundable amendment fee in the amount of Two Hundred Thousand Dollars ($200,000.00), which shall be due and payable on the First Amendment Effective Date, to be shared ~~among~~between the Lenders in accordance with their respective Pro Rata Shares.
2.5Taxes; Increased Costs. Borrower, Collateral Agent and the Lenders each hereby agree to the terms and conditions set forth on Exhibit C attached hereto.
2.6Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under applicable law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under applicable law: (i) the interest rates hereunder will be reduced to the maximum rate permitted under applicable law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrower; and (iii) if the then remaining excess amount is greater than the previously unpaid principal balance, Collateral Agent shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate. Without limiting the foregoing, if any provision of this Agreement or any other Loan Documents would oblige Borrower to make any payment of interest or other amount payable to Collateral Agent in an amount or calculated at a rate which would be prohibited by applicable law or would result in a receipt by Collateral Agent of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by Collateral Agent of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:
(i)first, by reducing the amount or rate of interest required to be paid to Collateral Agent; and

(ii)thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to Collateral Agent which would constitute interest for purposes of section 347 of the Criminal Code (Canada).
3.CONDITIONS OF LOANS
3.1Conditions Precedent to Initial Term Loan. Each Lender’s obligation to make a Term A Loan is subject to the condition precedent that Collateral Agent and each Lender shall consent to or shall have received, in form and substance satisfactory to Collateral Agent and each Lender, such documents, and completion of such other matters, as Collateral Agent and each Lender may reasonably deem necessary or appropriate, including, without limitation:
(a)original Loan Documents, each duly executed by Borrower and each Subsidiary, as applicable;
(b)a completed Perfection Certificate for Borrower and each of its Subsidiaries;
(c)duly executed Control Agreements with respect to any Collateral Accounts maintained by Borrower or any of its Subsidiaries to the extent required under Section 6.6;
(d)a duly executed Fee Letter;
(e)the Operating Documents, good standing certificates, certificates of status or the equivalent thereof of Borrower and its Subsidiaries certified by the Secretary of State (or equivalent agency) of Borrower’s and such Subsidiaries’ jurisdiction of organization or formation and each jurisdiction in which Borrower and each Subsidiary is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date or the Amendment Date, as applicable;
(f)a certificate of Borrower in substantially the form of Exhibit F hereto executed by the Secretary or other authorized officer of Borrower with appropriate insertions and attachments, including with respect to (i) the Operating Documents of Borrower (which Certificate of Incorporation of Borrower shall be certified by the Secretary of State of the State of Delaware or such other jurisdiction where it is formed, as applicable) and (ii) the resolutions adopted by Borrower’s board of directors for the purpose of approving the transactions contemplated by the Loan Documents;
(g)certified copies, dated as of date no earlier than thirty (30) days prior to the Effective Date, of financing statement searches, as Collateral Agent shall request, accompanied by written evidence (including any Code termination statements, PPSA financing change statements or equivalent thereof under any other applicable personal property security legislation) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Term Loan, will be terminated or released;
(h)a duly executed legal opinion of counsel to Borrower dated as of the Effective Date;
(i)evidence satisfactory to Collateral Agent and the Lenders that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent, for the ratable benefit of the Secured Parties;
(j)[Reserved];
(k)[Reserved]; and
(l)payment of the fees payable under the terms of the Fee Letter and Lenders’ Expenses then due as specified in Section 2.4 hereof.
3.2Conditions Precedent to all Term Loans. The obligation of each Lender to extend each Term Loan, including the initial Term Loan, is subject to the following conditions precedent:
(a)receipt by Collateral Agent of an executed Loan Payment Request Form in the form of Exhibit D attached hereto;
(b)the representations and warranties in Section 5 hereof shall be true, accurate and complete in all material respects on the Funding Date of each Term Loan; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the funding of such Term Loan;
(c)in such Lender’s reasonable discretion, there has not been any Material Adverse Change;
(d)No Event of Default or Default, shall exist;

(e)payment of the fees and Lenders’ Expenses then due as specified in Section 2.4 hereof (including payment of the fees payable under the terms of the Fee Letter); ~~and~~
(a)with respect to any Tranche B Term Loan, the Tranche B Term Loan Condition shall be satisfied; and
(b)~~(f)~~ with respect to any Tranche ~~B~~C Term Loan, (i) the Tranche ~~B~~C Term Loan Condition shall be satisfied and (ii) the aggregate amount of the Tranche C Term Loans funded shall not exceed the 2024 Partial Prepayment Amount.
3.3Covenant to Deliver. Borrower agrees to deliver to Collateral Agent and the Lenders each item required to be delivered to Collateral Agent under this Agreement as a condition precedent to any Term Loan. Borrower expressly agrees that a Term Loan made prior to the receipt by Collateral Agent or any Lender of any such item shall not constitute a waiver by Collateral Agent or any Lender of Borrower’s obligation to deliver such item, and any such Term Loan in the absence of a required item shall be made in each Lender’s sole discretion.
3.4Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement, to obtain a Term Loan (other than the Term Loan funded on the Effective Date), Borrower shall notify the Lenders (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 2:00 p.m. New York City time three (3) Business Days prior to the date the applicable Term Loan is to be made. Together with any such electronic, facsimile or telephonic notification, Borrower shall deliver to Collateral Agent by electronic mail or facsimile a completed Loan Payment Request Form executed by a Responsible Officer or his or her designee. The Collateral Agent may rely on any telephone notice given by a person whom Collateral Agent reasonably believes is a Responsible Officer or designee.
4.CREATION OF SECURITY INTEREST
4.1Grant of Security Interest. Borrower hereby grants Collateral Agent, for the ratable benefit of the Secured Parties, to secure the payment and performance in full of all of the Obligations in full and, until payment in cash of all Obligations (other than (a)(i) inchoate indemnity obligations, and (ii) other obligations that, by their terms, survive termination of this Agreement, in each case, for which no claim has been made, and (b) all obligations under the Exit Fee Agreement), a continuing first priority security interest in, and pledges to Collateral Agent, for the ratable benefit of the Secured Parties, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products and supporting obligations (as defined in the Code) in respect thereof. All Obligations shall also be secured by the Canadian Security Documents and the UK Security Documents and any and all other security agreements, mortgages, or other collateral granted to the Collateral Agent or the Lenders by a Co-Borrower or Guarantor as security for the Obligations, now or in the future.

If Borrower shall acquire any commercial tort claim (as defined in the Code) in an amount greater than Fifty Thousand Dollars ($50,000.00), Borrower shall grant to Collateral Agent, for the ratable benefit of the Secured Parties, a first priority security interest therein and in the proceeds and products and supporting obligations (as defined in the Code) thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent. Notwithstanding anything contained herein or in any other Loan Documents, any reference to a Permitted Lien shall not serve to subordinate or postpone any security interest or Lien created hereunder or under any other Loan Document to such Permitted Lien.
If this Agreement is terminated, Collateral Agent’s Lien in the Collateral shall continue until the Obligations (other than (a)(i) inchoate indemnity obligations, and (ii) other obligations that, by their terms, survive termination of this Agreement, in each case, for which no claim has been made, and (b) all obligations under the Exit Fee Agreement) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than (a) inchoate indemnity obligations, and (ii) other obligations that, by their terms, survive termination of this Agreement, in each case, for which no claim has been made, and (b) all obligations under the Exit Fee Agreement) and at such time as the Lenders’ obligation to extend Term Loans has terminated, Collateral Agent shall, at the sole cost and expense of Borrower, release its Liens in the Collateral (and enter into any related documentation reasonably requested by Borrower) and all rights therein shall revert to Borrower.
4.2Authorization to File Financing Statements. Borrower hereby authorizes Collateral Agent to file financing statements (or the equivalent in relevant jurisdictions, if any) or take any other action required to perfect Collateral Agent’s security interests in the Collateral (held for the ratable benefit of the Secured Parties), without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Loan Documents. Such financing statements may include an indication that the financing statement covers “all assets or all personal property” of such Loan Party in accordance with Section 9-504 of the Code.
5.REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to Collateral Agent and the Lenders as follows:
5.1Due Organization, Authorization: Power and Authority. Borrower and each of its Subsidiaries is duly existing and in good standing as a Registered Organization, or is duly incorporated, as applicable, in its jurisdictions of organization, incorporation or formation and Borrower and each of its Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be so qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. In connection with this Agreement, Borrower and each of its Subsidiaries has delivered to Collateral Agent a completed perfection certificate and any updates or supplements thereto on, before or after the Effective Date (each a “Perfection Certificate” and collectively, the “Perfection Certificates”). For the avoidance of doubt, Collateral Agent and Lenders agree that the Borrower may from time-to-time update certain information in the Perfection Certificates after the Effective Date to the extent permitted by one or more specific provisions in this Agreement. Borrower represents and warrants that all the information set forth on the Perfection Certificates pertaining to Borrower and each of its Subsidiaries is accurate and complete (other than clerical mistakes in addresses and other contact information).
The execution, delivery and performance by Borrower and each of its Subsidiaries of the Loan Documents to which it is, or they are, a party have been duly authorized, and do not (i) conflict with any of Borrower’s or such Subsidiaries’ organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or such Subsidiary, or any of their property or assets may be bound or affected, (iv) other than the UK Debenture, require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under any Material Agreement by which Borrower, any of its Subsidiaries or any of their respective properties, is bound. Neither Borrower nor any of its Subsidiaries is in default under any Material Agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.
5.2Collateral.
(a)Borrower and each its Subsidiaries have good title to, have rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens, and neither Borrower nor any of its Subsidiaries have any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts or the other investment accounts, if any, described in the Perfection Certificates delivered to Collateral Agent in connection herewith in respect of which Borrower or such Subsidiary has given Collateral Agent notice and taken such actions as are necessary to give Collateral Agent a perfected security interest therein as required under this Agreement. The Accounts are bona fide, existing obligations of the Account Debtors.
(b)The security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens that, under applicable law, have priority over Collateral Agent’s Lien.
(c)On the Effective Date, and except as disclosed on the Perfection Certificate (i) the Collateral is not in the possession of any third party bailee, and (ii) no such third party bailee possesses components of the Collateral in excess of One Million Dollars ($1,000,000.00) in book value.
(d)All Inventory and Equipment is in all material respects of good and marketable quality, free from material defects.

(e)Borrower and each of its Subsidiaries is the sole owner of the Intellectual Property (other than Intellectual Property that has no material value) each respectively purports to own, free and clear of all Liens other than Permitted Liens. Except as noted on the Perfection Certificate on the Effective Date, neither Borrower nor any of its Subsidiaries is a party to, nor is bound by, any material license or other Material Agreement.
5.3Litigation. Except as disclosed on the Perfection Certificate or with respect to which Borrower has provided notice as required hereunder, there are no actions, suits, investigations, or proceedings pending or, to the Knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than One Million Dollars ($1,000,000.00).
5.4No Material Adverse Change; Financial Statements. All consolidated financial statements for Borrower and its consolidated Subsidiaries, delivered to Collateral Agent fairly present, in conformity with GAAP, and in all material respects the consolidated financial condition of Borrower and its consolidated Subsidiaries, and the consolidated results of operations of Borrower and its consolidated Subsidiaries. Since December 31, ~~2020~~2023, there has not been a Material Adverse Change.
5.5Solvency. Borrower is Solvent. Borrower and each of its Subsidiaries, when taken as a whole, is Solvent. Borrower is not an “insolvent person” as such term is defined in the Bankruptcy and Insolvency Act (Canada).
5.6Regulatory Compliance. Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower nor any of its Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s Knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.
None of Borrower, any of its Subsidiaries, or any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the Knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.
None of Borrower, any of its Subsidiaries, or any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is in violation of any Anti-Corruption Law. No part of the proceeds from the advances made hereunder has been (or will be) used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption Laws, and Borrower and each of its Subsidiaries, and to the knowledge of Borrower, any directors, officers, employees and agents of Borrower or Subsidiary are in compliance in all material respects, with Anti-Corruption Laws.
5.7Investments. Neither Borrower nor any of its Subsidiaries owns any stock, shares, partnership interests or other equity securities except for Permitted Investments.
5.8Tax Returns and Payments; Pension Contributions. Borrower and each of its Subsidiaries have timely filed all required tax returns and reports (or extensions thereof), and Borrower and each of its Subsidiaries have timely paid all foreign, federal, state, provincial, territorial and local Taxes, assessments, deposits and contributions owed by Borrower and such Subsidiaries in an amount greater than Fifty Thousand Dollars ($50,000.00), in all jurisdictions in which Borrower or any such Subsidiary is subject to Taxes, including the United States, unless such Taxes are being contested in accordance with the next sentence. Borrower and each of its Subsidiaries may defer payment of any contested Taxes, provided that Borrower or such Subsidiary, (a) in good faith contests its obligation to pay the Taxes by appropriate proceedings promptly and diligently instituted and conducted; (b) notifies Collateral Agent of the commencement of, and any material development in, the proceeding; and (c) maintains adequate reserves or other appropriate provisions on its books in accordance with GAAP, provided, further, that such action would not involve, in the reasonable judgment of Collateral Agent, any risk of the sale, forfeiture or loss of any material portion of the Collateral. Neither Borrower nor any of its Subsidiaries is aware of any claims or adjustments proposed for any of Borrower’s or such Subsidiary’s prior Tax years which could result in additional Taxes greater than Fifty Thousand Dollars ($50,000.00) becoming due and payable by Borrower or its Subsidiaries. Borrower and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any of its Subsidiaries has withdrawn from participation in, has permitted partial or complete termination of, or has permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower or its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.
5.9Use of Proceeds. Borrower shall use the proceeds of the Term Loans to repay existing Indebtedness, as working capital (including, without limitation, to fund Permitted Acquisitions) and to fund its general business requirements, and not for personal, family, household or agricultural purposes.
5.10Full Disclosure. No written representation, warranty or other statement of Borrower or any of its Subsidiaries in any certificate or written statement, when taken as a whole, given to Collateral Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Collateral Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
5.11Canadian Pension Plans. None of the Canadian Pension Plans are Canadian Defined Benefit Pension Plans. Except as could not reasonably be expected to have a Material Adverse Change, (i) the Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and all other applicable law which require registration, (ii) Borrower and its Subsidiaries, to the extent applicable, has complied with and performed all of its obligations under and in respect of the Canadian Pension Plans and Canadian Benefit Plans under the terms thereof, any funding agreements, any trust agreements, any investment policies and all applicable law (including any fiduciary, funding, investment and administration obligations), (iii) all employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement, any trust agreement and all applicable law, (iv) there have been no withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans except in accordance with applicable law and the terms and conditions of the applicable plan text, trust agreement and other applicable plan documents, and (v) there has been no termination of any Canadian Defined Benefit Pension Plan, and to the knowledge of Borrower, no facts or circumstances have occurred or existed that could result, or be reasonably anticipated to result, in the declaration of a termination of any Canadian Defined Benefit Pension Plan by any Governmental Authority under applicable law.
5.12Healthcare Regulatory Matters.
(a)Borrower and each Subsidiary is in compliance with all applicable Healthcare Laws, the noncompliance with which could reasonably be expected to have a Material Adverse Change, and, during the past three (3)

years, to Borrower’s knowledge, none of Borrower or its Subsidiaries have engaged in activities which are, as applicable, cause for civil penalties, or mandatory or permissive exclusion from any Governmental Payor which could reasonably be expected to have a Material Adverse Change. Without limiting the generality of the foregoing, during the past three (3) years, none of Borrower or its Subsidiaries has received written notice by a Governmental Authority of any violation (or of any investigation, audit, or other proceeding involving allegations of any violation) of any Healthcare Laws which could reasonably be expected to have a Material Adverse Change, and no such investigation, inspection, audit or other proceeding involving allegations of any such violation is, to Borrower’s Knowledge, threatened in writing or contemplated which could reasonably be expected to have a Material Adverse Change.
(b)Borrower and each Subsidiary, and its respective officers, directors, and employees are not and, during the past three (3) years, has not been, excluded, debarred, suspended or otherwise ineligible to participate in any Governmental Payor where the same could reasonably be expected to have a Material Adverse Change, and no such action is pending or, to Borrower’s Knowledge, threatened in writing. None of the Borrower or its Subsidiaries: (i) is a party to or has any reporting obligations under a corporate integrity agreement, deferred or non-prosecution agreement, monitoring agreement, consent decree, settlement order, or any similar agreement with any Governmental Authority; or (ii) during the past three (3) years, has made or been the subject of any submissions pursuant to the Office of Inspector General’s Self Disclosure Protocol.
6.AFFIRMATIVE COVENANTS
Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:
6.1Government Compliance.
(a)Other than specifically permitted hereunder, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change. Comply with all laws, ordinances and regulations, including all Healthcare Laws, to which Borrower or any of its Subsidiaries is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.
(b)Obtain and keep in full force and effect, all of the material Governmental Approvals necessary for the performance by Borrower and its Subsidiaries of their respective businesses and obligations under the Loan Documents and the grant of a security interest to Collateral Agent for the ratable benefit of the Secured Parties, in all of the Collateral.
6.2Financial Statements, Reports, Certificates; Notices.
(a)Deliver to Collateral Agent:
(i)as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and, if prepared by Parent or if reasonably requested by the Lenders, consolidating balance sheet, and income statement, subject to quarter- and year-end adjustments and the absence of footnotes, covering the consolidated operations of Parent and its consolidated Subsidiaries for such month certified by a Responsible Officer and in a form reasonably acceptable to the Collateral Agent;
(ii)as soon as available, but no later than forty-five (45) days after the last day of each of Parent’s fiscal quarters, a company prepared consolidated and, if prepared by Parent or if reasonably requested by the Lenders, consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of Parent and its consolidated Subsidiaries for such fiscal quarter certified by a Responsible Officer and in a form reasonably acceptable to the Collateral Agent;
(iii)as soon as available, but no later than ninety (90) days after the last day of Parent’s fiscal year or within five (5) days of filing of the same with the SEC, audited consolidated financial statements covering the consolidated operations of Parent and its consolidated Subsidiaries for such fiscal year, prepared under GAAP, consistently applied, together with an Unqualified Opinion on the financial statements;
(iv)as soon as available after approval thereof by Parent’s board of directors, but no later than the earlier of (x) ten (10) days’ after such approval and (y) February 28 of such year, Parent’s annual financial projections for the entire current fiscal year as approved by Parent’s board of directors; provided that, any revisions to such projections approved by Parent’s board of directors shall be delivered to Collateral Agent and the Lenders no later than seven (7) days after such approval);
(v)together with the delivery of the Compliance Certificate, copies of all non-ministerial material statements, reports and notices made available generally to Borrower’s security holders or holders of Subordinated Debt (other than materials provided to members of the Parent’s board of directors solely in their capacities as security holder, holders of Subordinated Debt, board members or management of Parent); provided, however, the foregoing may be subject to such exclusions and redactions as Parent deems reasonably necessary, in the exercise of its good faith judgment, in order to (i) preserve the confidentiality of highly sensitive information, (ii) prevent impairment of the attorney client privilege or (iii) conflict of interest with Lenders for new financing;
(i)within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission;
(ii)prompt notice of any amendments of or other changes to the respective Operating Documents of Borrower or any of its Subsidiaries, in each case together with any copies reflecting such amendments or changes with respect thereto;
(vi)as soon as available, but no later than thirty (30) days after the last day of each month, copies of the month-end account statements for each Collateral Account maintained by Borrower or its Subsidiaries, which statements may be provided to Collateral Agent and each Lender by Borrower or directly from the applicable institution(s);
(iii)[Reserved];
(iv)prompt delivery of (and in any event within five (5) days after the same are sent or received) copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to Borrower’s business or that otherwise could reasonably be expected to have a Material Adverse Change;
(v)prompt notice of any event that (A) could reasonably be expected to materially and adversely affect the value of the Intellectual Property or (B) could reasonably be expected to result in a Material Adverse Change;

(vi)written notice delivered at least five (5) Business Days’ prior to Borrower’s creation of a New Subsidiary in accordance with the terms of Section 6.10;
(vii)written notice delivered at least twenty (20) days’ prior to Borrower’s (A) adding any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Five Hundred Thousand Dollars ($500,000.00) in assets or property of Borrower or any of its Subsidiaries), (B) changing its respective jurisdiction of organization, (C) changing its organizational structure or type, (D) changing its respective legal name, or (E) changing any organizational number(s) (if any) assigned by its respective jurisdiction of organization;
(viii)upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, prompt (and in any event within three (3) Business Days) written notice of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, and Borrower’s proposal regarding how to cure such Event of Default or event;
(ix)immediate notice if Borrower or such Subsidiary has Knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering;
(x)notice of any commercial tort claim (as defined in the Code) or letter of credit rights (as defined in the Code) held by Borrower or any Guarantor, in each case in an amount greater than Five Hundred Thousand Dollars ($500,000.00) and of the general details thereof;
(xi)if Borrower or any of its Subsidiaries is not now a Registered Organization but later becomes one, written notice of such occurrence and information regarding such Person’s organizational identification number within seven (7) Business Days of receiving such organizational identification number;

(xii)prompt notice of the execution any Material Agreement or any amendment to, modification of, termination of or waiver under any Material Agreement; and
(xiii)other information as reasonably requested by Collateral Agent or any Lender.
Notwithstanding the foregoing, the materials required to be delivered pursuant to clauses (ii), (iii), (vi) and (xviii) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address.
(b)Concurrently with the delivery of the financial statements specified in Section 6.2(a)(i) above but no later than thirty (30) days after the last day of each month, deliver to Collateral Agent:
(i)a duly completed Compliance Certificate signed by a Responsible Officer;
(xiv)copies of any material Governmental Approvals obtained by Borrower or any of its Subsidiaries;
(xv)written notice of the commencement of, and any material development in, the proceedings contemplated by Section 5.8 hereof;
(xvi)prompt written notice of any litigation or governmental proceedings pending or threatened (in writing) against Borrower or any of its Subsidiaries, which could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of One Million Dollars ($1,000,000.00); and
(xvii)written notice of all returns, recoveries, disputes and claims regarding Inventory that involve more than One Million Dollars ($1,000,000.00) individually or in the aggregate in any calendar year.
(c)Keep proper, complete and true books of record and account in accordance with GAAP in all material respects. Borrower shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of Borrower, Collateral Agent or any Lender, during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the

Collateral. Such audits shall be conducted no more often than twice every year unless (and more frequently if) an Event of Default has occurred and is continuing.
6.3Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower, or any of its Subsidiaries, as applicable, and their respective Account Debtors shall follow Borrower’s, or such Subsidiary’s, customary practices, as applicable.
6.4Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file (or obtain timely extensions therefor), all required tax returns and reports, and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state, provincial, territorial, and local Taxes, assessments, deposits and contributions owed by Borrower or its Subsidiaries, except as otherwise permitted pursuant to the terms of Section 5.8 hereof; deliver to the Collateral Agent, on demand, appropriate certificates attesting to such payments; and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.
6.5Insurance. Keep Borrower’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and its Subsidiaries’ industry and location and as Collateral Agent may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are standard for companies in Borrower’s industry and location. All property policies shall have a lender’s loss payable endorsement showing Collateral Agent as lender loss payee and shall waive subrogation against Collateral Agent, and all liability policies shall show, or have endorsements showing, Collateral Agent (for the ratable benefit of the Secured Parties), as additional insured. The Collateral Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that it will give the Collateral Agent thirty (30) days prior written notice before any such policy or policies shall be cancelled (except in the case of non-payment). At Collateral Agent’s request, Borrower shall deliver to the Collateral Agent certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Collateral Agent’s option, be payable to Collateral Agent, for the ratable benefit of the Secured Parties, on account of the then-outstanding Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy within one-hundred eighty (180) days of receipt thereof up to Two Million Dollars ($2,000,000.00) with respect to any loss, but not exceeding Two Million Five Hundred Thousand Dollars ($2,500,000.00), in the aggregate for all losses under all casualty policies in any one year, toward the replacement promptly or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent has been granted a first priority security interest, and

(b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Collateral Agent, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations. If Borrower or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, Collateral Agent may make (but has no obligation to do so), at Borrower’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Collateral Agent deems prudent.
6.6Operating Accounts.
(a)Maintain Borrower’s and Guarantors Collateral Accounts with depositary institutions that have agreed to execute Control Agreements in favor of Collateral Agent with respect to such Collateral Accounts, except in the case of any Collateral Accounts maintained in the UK, which shall be governed by and subject to the applicable provisions of the applicable UK Security Document. The provisions of the previous sentence shall not apply to Deposit Accounts exclusively used for cash collateral for Permitted Liens under clause (i) of the definition thereof, payroll, payroll Taxes and other employee wage and benefit payments to or for the benefit of Borrower’s, or any Guarantor’s, employees, in an aggregate amount not to exceed the amount reasonably expected to be due and payable for the next two (2) succeeding pay periods to Collateral Agent by Borrower as such in the Perfection Certificate, or the Specified CD Account.
(b)Borrower shall provide Collateral Agent ten (10) days’ prior written notice before Borrower or any Guarantor establishes any Collateral Account. In addition, for each Collateral Account (other than a Collateral Account maintained in the UK, which shall be governed by and subject to the applicable provisions of the applicable UK Security Document) that Borrower or any Guarantor, at any time maintains, Borrower or such Guarantor shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s Lien in such Collateral Account (held for the ratable benefit of the Secured Parties) in accordance with the terms hereunder prior to the establishment of such Collateral Account. The provisions of the previous sentence shall not apply to Deposit Accounts exclusively used for cash collateral for Permitted Liens under clause (i) of the definition thereof, payroll, payroll Taxes and other employee wage and benefit payments to or for the benefit of Borrower’s, or any Guarantor’s, employees and identified to Collateral Agent by Borrower as such in the Perfection Certificate, provided that the amount deposited therein shall not exceed the amount reasonably expected to be due and payable for the next two (2) succeeding pay periods.

(c)Neither Borrower nor any Guarantor shall maintain any Collateral Accounts except Collateral Accounts maintained in accordance with this Section 6.6.
6.7Protection of Intellectual Property Rights. Borrower and each of its Subsidiaries shall: (a)  protect, defend and maintain the validity and enforceability of its respective Intellectual Property that is material to its business; (b) promptly advise Collateral Agent in writing of material infringement by a third party of its respective Intellectual Property; and (c) not allow any of its respective Intellectual Property material to its respective business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s prior written consent.
6.8Litigation Cooperation. Commencing on the Effective Date and continuing through the termination of this Agreement, make available to Collateral Agent, without expense to Collateral Agent or the Lenders, Borrower and each of Borrower’s officers, employees and agents and Borrower’s Books, to the extent that Collateral Agent may reasonably deem them necessary to prosecute or defend any third-party suit or proceeding instituted by or against Collateral Agent with respect to any Collateral or relating to Borrower.
6.9Landlord Waivers; Bailee Waivers. In the event that Borrower or any of its Subsidiaries, after the Effective Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.2, then, in the event that the Collateral at any new location is valued (based on book value) in excess of One Million Dollars ($1,000,000.00) in the aggregate, at Collateral Agent’s election, Borrower shall use commercially reasonable efforts to cause such bailee or landlord, as applicable, to execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Collateral Agent prior to the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be; provided, that this Section 6.9 shall not be applicable to any locations owned or controlled by any contract research organization.
6.10Creation/Acquisition of Subsidiaries. In the event any Borrower or any Subsidiary of any Borrower creates or acquires any Subsidiary after the Effective Date, Borrower or such Subsidiary shall promptly notify the Collateral Agent of such creation or acquisition, and Borrower or such Subsidiary shall take all actions reasonably requested by the Collateral Agent to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement): (i) if such New Subsidiary is not an Excluded Subsidiary, to cause such New Subsidiary to become either a co-Borrower hereunder, or a secured guarantor with respect to the Obligations; and (ii) to grant and pledge to Collateral Agent a perfected security interest in (A) one hundred percent (100%) of the stock, units or other evidence of ownership held by Borrower or its Subsidiaries of any such New Subsidiary that is not an Excluded Subsidiary, or (B)(1) sixty-five percent (65%) of the stock, units or other evidence of ownership which entitle the holder thereof to vote for directors or any other matter and (2) one hundred percent (100%) of the stock, units or other evidence of ownership which do not entitle the holder thereof to vote for directors or any other matter, in each case held by Borrower or its Subsidiaries of any such New Subsidiary which is an Excluded Subsidiary. Notwithstanding the foregoing, immediately upon any change in the U.S. tax laws that would (i) result in such New Subsidiary ceasing to be an Excluded Subsidiary, Borrower shall cause such New Subsidiary to become either a co-Borrower hereunder or a secured guarantor with respect to the Obligations, or (ii) allow the pledge of a greater percentage of such voting equity interests of such New Subsidiary without material adverse tax consequences to Borrower, Borrower shall cause to be granted and pledged to Collateral Agent a perfected security interest in such greater percentage of voting equity interests of such New Subsidiary, in each case from that time forward.
6.11Canadian Pension Plans and Canadian Benefit Plans. Ensure that each Canadian Pension Plan and Canadian Benefit Plan is administered in accordance with the applicable documents governing such plan, the Income Tax Act (Canada) and all other applicable law.
6.12Further Assurances. Execute any further instruments and take further action as Collateral Agent or any Lender reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement.
6.13Post-Effective Date Obligations. Notwithstanding any provision herein or in any other Loan Document to the contrary, to the extent not actually delivered on or prior to the Effective Date, the Borrowers shall, and shall cause each applicable Subsidiary to:
(a)deliver to Collateral Agent insurance endorsements, in each case satisfying the requirements of Section 6.5 within thirty (30) days of the Effective Date (as may be extended by Collateral Agent in its sole discretion).
(b)use commercially reasonable efforts to deliver to Collateral Agent a landlord’s consent executed in favor of Collateral Agent in respect Borrower’s leased location at 3027 Townsgate Road Suite 300, Westlake Village, CA 91361 no later than sixty (60) days after the Effective Date (as may be extended by Collateral Agent in its sole discretion).
(c)use commercially reasonable efforts to deliver to Collateral Agent a bailee waiver executed in favor of Collateral Agent in respect of each third party bailee where Borrower or any Subsidiary maintains Collateral having a book value in excess of One Million Dollars ($1,000,000.00) in the aggregate no later than sixty (60) days after the Effective Date (as may be extended by Collateral Agent in its sole discretion); provided that this Section 6.12(c) shall not apply to any locations owned or controlled by any contract research organization.

6.14Ducentis. On or before March 13, 2023 (as may be extended by Collateral Agent in its sole discretion) (the “Ducentis Joinder Date”), the Parent shall cause Ducentis to become a co-borrower or a secured guarantor (such determination of co-borrower or secured guarantor to be reasonably determined by Collateral Agent and Borrower) with respect to the Obligations and otherwise take the actions required by Section 6.10 of this Agreement, including delivering to

Collateral Agent (on its behalf and on the behalf of the Lenders), all documents as Collateral Agent and each Lender may reasonably deem necessary or appropriate.
6.15Minimum Capital Raise. On or before April 1, 2024, Borrower shall provide Collateral Agent with reasonably satisfactory evidence that Parent has received at least Thirty One Million Dollars ($31,000,000.00) in net cash proceeds during the period commencing on November 1, 2023, and ending on April 1, 2024, from (a) the sale or issuance of Parent’s equity interests otherwise permitted hereunder, (b) a business development or collaboration agreement otherwise permitted hereunder (including, for the avoidance of doubt, any payments or proceeds received by Parent pursuant to the Specified License Agreement), and/or (c) Subordinated Debt.
7.NEGATIVE COVENANTS
Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Required Lenders:
7.1Dispositions. Convey, sell, lease, transfer, assign, dispose of, license (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out, surplus, uneconomic or obsolete Equipment; (c) in connection with Permitted Liens, Permitted Investments and Permitted Licenses; (d) cash or Cash Equivalents pursuant to transactions not prohibited by this Agreement, (e) sales or discounting of delinquent accounts in the ordinary course of business; or (f) other Transfers not to exceed One Million Dollars ($1,000,000.00) during the term of this Agreement.
7.2Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by Borrower or such Subsidiary, as applicable, as of the Effective Date or reasonably related, complimentary or incidental thereto; (b) liquidate or dissolve; or (c) (i) permit any Key Person to cease being actively engaged in the management of Borrower unless written notice thereof is provided to Collateral Agent within ten (10) Business Days of such cessation, or (ii) enter into any transaction or series of related transactions in which (any of the following, a “Change of Control”) (A) the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than forty-five percent (45%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions, (B) that is a change of control or other fundamental change (howsoever defined) under the indenture governing any Permitted Convertible Indebtedness and (C) except as permitted by Section 7.3, Borrower ceases to own, directly or indirectly, one hundred percent (100%) of the ownership interests in each Subsidiary of Borrower. Borrower shall not, and shall not permit any of its Subsidiaries to, without at least twenty (20) days’ prior written notice to Collateral Agent: (A) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Million

Dollars ($1,000,000.00) in assets or property of Borrower or any of its Subsidiaries, as applicable); (B) change its respective jurisdiction of organization, (C) except as permitted by Section 7.3, change its respective organizational structure or type, (D) change its respective legal name, or (E) change any organizational number(s) (if any) assigned by its respective jurisdiction of organization.
7.3Mergers, Amalgamations or Acquisitions. Merge, amalgamate or consolidate, or permit any of its Subsidiaries to merge, amalgamate or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or shares or any property of another Person (other than Permitted Acquisitions), in each case including for the avoidance of doubt through a merger, purchase, in-licensing arrangement or any similar transaction. A Subsidiary may merge, amalgamate or consolidate into another Subsidiary (provided such surviving Subsidiary is a “co-Borrower” hereunder or has provided a secured Guaranty of Borrower’s Obligations hereunder in accordance with Section 6.10) or with (or into) Borrower provided Borrower is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom.
7.4Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
7.5Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the ratable benefit of the Secured Parties) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower, or any of its Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or such Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens”.
7.6Maintenance of Collateral Accounts. With respect to Borrower and any Guarantors, maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.
7.7Restricted Payments. (a) Declare or pay any dividends (other than dividends payable solely in capital stock) or make any other distribution or payment in respect of or redeem, retire or purchase any capital stock or Permitted Convertible Indebtedness (other than (i) the declaration or payment of dividends to Borrower or its Subsidiaries, (ii) so long as no Default or Event of Default exists or would result therefrom, the declaration or payment of any dividends solely in the form of equity securities, and (iii) repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans, provided such repurchases do not exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate per fiscal year), (b) other than the Obligations in accordance with the terms hereof, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity unless being replaced with Indebtedness of at least the same principal amount and such new Indebtedness is Permitted Indebtedness, or (c) be a party to or bound by an agreement that restricts a Subsidiary from paying dividends or otherwise distributing property to Borrower other than this Agreement or any equity or organizational documents of Borrower or such Subsidiary.
Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.7 shall not prohibit (i) the conversion by holders (including any cash payment upon conversion) of, or required payment of any principal or premium on, or required payment of any interest with respect to, any Permitted Convertible Indebtedness, in each case, in accordance with the terms of the indenture governing such Permitted Convertible Indebtedness; provided that this clause (i) shall only allow principal payments with respect to any repurchase in connection with the redemption of Permitted Convertible Indebtedness upon satisfaction of a condition related to the stock price of the Borrower’s common stock if the Redemption Conditions are satisfied in respect of such redemption, or (ii) any required payment with respect to, or required early unwind or settlement of, any Permitted Call Spread Agreement, in each case, in accordance with the terms of the agreement governing such Permitted Call Spread Agreement.
Notwithstanding the restriction in Section 7.7, the Borrower may redeem, repurchase, exchange or induce the conversion of Permitted Convertible Indebtedness by delivery of shares of the Borrower’s common stock and/or a different series of Permitted Convertible Indebtedness (which series (x) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the analogous date under the indenture governing the Permitted Convertible Indebtedness that are so repurchased, exchanged or converted and (y) has terms, conditions and covenants that are no less favorable to the Borrower than the Permitted Convertible Indebtedness that is so repurchased, exchanged or converted (as determined by the Borrower in good faith)) (any such series of Permitted Convertible Indebtedness, “Refinancing Convertible Indebtedness”) and/or by payment of cash (in an amount that does not exceed the proceeds received by the Borrower from the substantially concurrent issuance of shares of the Borrower’s common stock and/or a Refinancing Convertible Indebtedness plus the net cash proceeds, if any, received by the Borrower pursuant to the related exercise or early unwind or termination of the related Permitted Call Spread Agreements pursuant to the immediately following proviso); provided that, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the Permitted Convertible Indebtedness that is so repurchased, exchanged or converted, the Borrower shall (and, for the avoidance of doubt, shall be permitted under this Section 7.7 to) exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Call Spread Agreements, if any, corresponding to such Permitted Convertible Indebtedness that is so repurchased, exchanged or converted.
7.8Investments. Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so other than Permitted Investments.
7.9Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any of its Subsidiaries, except for (a) transactions that are in the ordinary course of Borrower’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) Subordinated Debt or equity investments by Borrower’s investors in

Borrower or its Subsidiaries, and (c) compensation arrangements for Borrower’s and its Subsidiaries’ officers, directors and employees that are customary in Borrower’s industry and approved by Borrower’s board of directors.
7.10Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to the Lenders.
7.11Compliance. (a) Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Term Loan for that purpose; (b) fail to meet the minimum funding requirements of ERISA; (c) permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; (d) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; or (e) withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.
7.12Compliance with Anti-Terrorism Laws. Directly or indirectly, knowingly or permit any Affiliate to enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Directly or indirectly or permit any Affiliate to, (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.
7.13Financial Covenant. Permit Net Product Revenue~~: (a) for the fiscal year ending December 31, 2023, to be lower than seventy-five percent (75%) of the projected Net Product Revenue set forth in the 2023 Plan provided to Collateral Agent for such fiscal year, and (b)~~  for the month ending ~~January~~August 31, 2024 and the last day of each month thereafter, to be lower than seventy-five percent (75%) of the projected Net Product Revenue for the trailing six (6) month period then ended set forth in the NPR Annual Plan for such period; provided, however, it shall be an immediate Event of Default if Borrower fails to deliver the NPR Annual Plan on or before December 15th of the year prior to each respective Plan Year (or such later date as may be agreed by the Collateral Agent in its reasonable discretion).
1.1Canadian Defined Benefit Pension Plans. Without the prior written consent of Collateral Agent, (a) establish, contribute to or assume an obligation to contribute to or have any liability under any Canadian Defined Benefit Pension Plan, (b) acquire an interest in any Person if such Person sponsors, maintains or contributes to or has any liability under any Canadian Defined Benefit Pension Plan, or at any time in the five-year period preceding such acquisition has sponsored, maintained, or contributed to, or otherwise had any liability under, a Canadian Defined Benefit Pension Plan, or (c) wind-up any Canadian Defined Benefit Pension Plan, in whole or in part, unless it has obtained written advice from the actuary for such plan that the plan (or part thereof in the case of a partial windup) is fully funded and has no unfunded liability or solvency deficiency at the effective date of the windup.
1.2Redemption of Permitted Convertible Debt. Exercise any redemption right with respect to any Permitted Convertible Indebtedness upon satisfaction of a condition related to the stock price of the Borrower’s common stock, unless the Redemption Conditions are satisfied in respect of such redemption.
1.3Ducentis. (a) Directly or indirectly Transfer cash, Cash Equivalents and/or other assets to Ducentis in excess of One Hundred Thousand Dollars ($100,000.00) in the aggregate per fiscal year; (b) permit the aggregate amount of cash and Cash Equivalents held or maintained by Ducentis to exceed, at any time, One Hundred Thousand Dollars ($100,000.00); or (c) permit Ducentis to license or transfer any Intellectual Property to any Person other than to Parent or to another Loan Party; provided, however, that (i) during the fiscal year ending December 31, 2022 and so long as no Event of Default has occurred and is continuing, Parent may Transfer cash to Ducentis in an amount not to exceed One Million Dollars ($1,000,000.00) in the aggregate provided that such amount is used by Ducentis to pay its outstanding employee tax obligations within ten (10) Business Days of its receipt of such amount and (ii) so long as an Event of Default has not occurred and is continuing and Parent provides Collateral Agent with at least ten (10) Business Days’ prior written notice, Parent may Transfer cash to Ducentis in such amounts as are necessary for Ducentis to pay any Milestone Payments or Annual Net Sales Contingent Payments (as such terms are defined in the Ducentis Share Purchase Agreement) provided that such amounts are paid by Ducentis within ten (10) Business Days of its receipt of such amounts.
8.EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1Payment Default. Borrower fails to (a) make any payment of principal or interest on any Term Loan on its due date, or (b) pay any other Obligation within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1 (a) hereof);
8.2Covenant Default.
(a)Borrower or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection of Intellectual Property Rights), 6.9 (Landlord Waivers; Bailee Waivers), 6.10 (Creation/Acquisition of Subsidiaries), 6.14 (Ducentis), 6.15 (Minimum Capital Raise), or Borrower violates any provision in Section 7; or
(b)Borrower, or any of its Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document to which such person is a party, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within twenty (20) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the twenty (20) day period or cannot after diligent attempts by Borrower or such Subsidiary, as applicable, be cured within such twenty (20) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Term Loans shall be made during such cure period).
8.3Material Adverse Change. A Material Adverse Change has occurred;
8.4Attachment; Levy; Restraint on Business.
(a)(i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or any of its Subsidiaries or of any entity under control of Borrower or its Subsidiaries on deposit with any institution at which Borrower or any of its Subsidiaries maintains a Collateral Account, or (ii) a notice of lien, levy, or assessment (other than Permitted Lien) is filed against Borrower or any of its Subsidiaries or their respective assets by any government agency, and the same under subclauses (i) and (ii) of this clause (a) are not, within twenty (20) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); and

(b)(i) any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting any material part of its business;
8.5Insolvency. (a) Borrower or any of its Subsidiaries is or becomes Insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding or a UK Insolvency Proceeding; (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and not dismissed or stayed within forty-five (45) days (but no Term Loans shall be extended while Borrower or any Subsidiary is Insolvent and/or until any Insolvency Proceeding is dismissed); or (d) a UK Insolvency Proceeding is begun against any Co-Borrower and, to the extent that Co-Borrowers satisfy Bank that it is a vexatious or frivolous winding-up petition, not dismissed or stayed within fourteen (14) days (but no extension of credit by the Lenders for the Co-Borrower’s benefit shall be made while and of the conditions described in clause (a) exist and/or until any UK Insolvency Proceeding is dismissed);
8.6Other Agreements. There is a default and such default continues (after the applicable grace, cure or notice period) in (a) any agreement to which Borrower or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Million Dollars ($1,000,000.00) or that could reasonably be expected to have a Material Adverse Change, or (b) any indenture governing any Permitted Convertible Indebtedness. For the avoidance of doubt, (x) the exchange, repurchase, conversion or settlement with respect to any Permitted Convertible Indebtedness, or satisfaction of any condition giving rise to or permitting the foregoing, pursuant to their terms that does not result from a default thereunder or an event of the type that constitutes an Event of Default, or (y) any early payment requirement or unwinding or termination with respect to any Permitted Call Spread Agreement, or satisfaction of any condition giving rise to or permitting the foregoing, in accordance with the terms thereof where neither the Borrower nor any of its Affiliates is the “defaulting party” (or substantially equivalent term) under the terms of such Permitted Call Spread Agreement, in each case, shall not constitute an Event of Default under this Section 8.6.
8.7Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000.00) (not covered by independent third-party insurance as to which (a) Borrower reasonably believes such insurance carrier will accept liability, (b) Borrower or the applicable Subsidiary has submitted such claim to such insurance carrier and (c) liability has not been rejected by such insurance carrier) shall be rendered against Borrower or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of thirty (30) days after the entry thereof;
8.8Misrepresentations. Borrower or any of its Subsidiaries or any Person acting for Borrower or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Collateral Agent and/or the Lenders or to induce Collateral Agent and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement, when taken as a whole, is incorrect in any material respect when made;
1.1Subordinated Debt. After giving effect to any grace or cure period, an event of default occurs under any subordination agreement with Collateral Agent, or any creditor that has signed such an agreement with Collateral Agent or the Lenders breaches any terms of such agreement;
1.2Guaranty. (a) Any Guaranty terminates or ceases for any reason to be in full force and effect other than as a result of a transaction permitted under this Agreement; (b) any Guarantor does not perform any obligation or covenant under any Guaranty, after any applicable grace or cure period; (c) any circumstance described in Section 8 occurs with respect to any Guarantor, beyond any applicable grace or cure period;
1.3Governmental Approvals; FDA Action. (a) Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted in or could reasonably be expected to result in a Material Adverse Change; or (b) (i) the FDA, DOJ or other Governmental Authority initiates a Regulatory Action or any other enforcement action against Borrower or any of its Subsidiaries or any supplier of Borrower or any of its Subsidiaries that causes Borrower or any of its Subsidiaries to recall, withdraw, remove or discontinue manufacturing, distributing, and/or marketing any of its products to the extent such action could reasonably be expected to result in a Material Adverse Change, even if such action is based on previously disclosed conduct; (ii) the FDA or any other comparable Governmental Authority issues a warning letter to Borrower or any of its Subsidiaries with respect to any of its activities or products which could reasonably be expected to result in a Material Adverse Change; (iii) Borrower or any of its Subsidiaries conducts a mandatory or voluntary recall which could reasonably be expected to result in a Material Adverse Change; (iv) Borrower or any of its Subsidiaries enters into a settlement agreement with the FDA, DOJ or other Governmental Authority that results in a Material Adverse Change, even if such settlement agreement is based on previously disclosed conduct; or (v) the FDA or any other comparable Governmental Authority revokes any authorization or permission granted under any Registration, or Borrower or any of its Subsidiaries withdraws any Registration, and such revocation or withdrawal that could reasonably be expected to result in a Material Adverse Change.
1.4Lien Priority. Except as the result of the action or inaction of the Collateral Agent or the Lenders, any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien (to the extent required to be perfected) on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens arising as a matter of applicable law or that are explicitly permitted to have priority pursuant to this Agreement.

9.RIGHTS AND REMEDIES
9.1Rights and Remedies.
(a)Upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall at the written direction of Required Lenders, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Borrower, (ii) by notice to Borrower declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by Collateral Agent or the Lenders) or (iii) by notice to Borrower suspend or terminate the obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders (but if an Event of Default described in Section 8.5 occurs all obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders shall be immediately terminated without any action by Collateral Agent or the Lenders).
(b)Without limiting the rights of Collateral Agent and the Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall at the written direction of the Required Lenders, without notice or demand, to do any or all of the following:
(i)foreclose upon and/or sell or otherwise liquidate, the Collateral;
(ii)make a demand for payment upon any Guarantor pursuant to the Guaranty delivered by such Guarantor;
(iii)apply to the Obligations any (A) balances and deposits of Borrower that Collateral Agent or any Lender holds or controls, (B) any amount held or controlled by Collateral Agent or any Lender owing to or for the credit or the account of Borrower, or (C) amounts received from any Guarantors in accordance with the respective Guaranty delivered by such Guarantor; and/or
(iv)commence and prosecute an Insolvency Proceeding or consent to Borrower commencing any Insolvency Proceeding.

(c)Without limiting the rights of Collateral Agent and the Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall at the written direction of the Required Lenders, without notice or demand, to do any or all of the following:
(i)settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent considers advisable, notify any Person owing Borrower money of Collateral Agent’s security interest in such funds, and verify the amount of such account;
(ii)make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its Liens in the Collateral (held for the ratable benefit of the Secured Parties). Borrower shall assemble the Collateral if Collateral Agent requests and make it available at such location as Collateral Agent reasonably designates. Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;
(iii)ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, any of the Collateral. Collateral Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s and each of its Subsidiaries’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section 9.1, Borrower’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements inure to Collateral Agent, for the benefit of the Lenders;
(iv)place a “hold” on any Collateral Account maintained with Collateral Agent or any Lender or otherwise in respect of which a Control Agreement has been delivered in favor of Collateral Agent (for the ratable benefit of the Secured Parties) and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
(v)demand and receive possession of Borrower’s Books;
(vi)appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of Borrower or any of its Subsidiaries; and
(vii)subject to clauses 9.1(a) and (b), exercise all rights and remedies available to Collateral Agent and each Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
Notwithstanding any provision of this Section 9.1 to the contrary, upon the occurrence and during the continuance of any Event of Default, Collateral Agent shall have the right to exercise any and all remedies referenced in this Section 9.1 without the written consent of Required Lenders following the occurrence of an Exigent Circumstance.
9.2Power of Attorney. Borrower hereby irrevocably appoints Collateral Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s or any of its Subsidiaries’ name on any checks or other forms of payment or security; (b) sign Borrower’s or any of its Subsidiaries’ name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts of Borrower directly with the applicable Account Debtors, for amounts and on terms Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code or any applicable law permits. Borrower hereby appoints Collateral Agent as its lawful attorney-in-fact to sign Borrower’s or any of its Subsidiaries’ name on any documents necessary to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than (a)(i) inchoate indemnity obligations, and (ii) other obligations that, by their terms, survive termination of this Agreement, in each case, for which no claim has been made, and (b) all obligations under the Exit Fee Agreement) have been satisfied in full and Collateral Agent and the Lenders are under no further obligation to make extend Term Loans hereunder. Collateral Agent’s foregoing appointment as Borrower’s or any of its

Subsidiaries’ attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than (a)(i) inchoate indemnity obligations, and (ii) other obligations that, by their terms, survive termination of this Agreement, in each case, for which no claim has been made, and (b) all obligations under the Exit Fee Agreement) have been fully repaid and performed and Collateral Agent’s and the Lenders’ obligation to provide Term Loans terminates.
9.3Protective Payments. If Borrower or any of its Subsidiaries fail to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower or any of its Subsidiaries is obligated to pay under this Agreement or any other Loan Document, Collateral Agent may obtain such insurance or make such payment, and all amounts so paid by Collateral Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Collateral Agent will make reasonable efforts to provide Borrower with notice of Collateral Agent obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by Collateral Agent are deemed an agreement to make similar payments in the future or Collateral Agent’s waiver of any Event of Default.
9.4Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Collateral Agent from or on behalf of Borrower or any of its Subsidiaries of all or any part of the Obligations, and, as between Borrower on the one hand and Collateral Agent and Lenders on the other, Collateral Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Collateral Agent may deem advisable notwithstanding any previous application by Collateral Agent, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Lenders’ Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other Obligations owing to Collateral Agent or any Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to the Lenders’ Pro Rata Shares unless expressly provided otherwise. Collateral Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s Pro Rata Share of any Term

Loan and the ratable distribution of interest, fees and reimbursements paid or made by Borrower. Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its Pro Rata Share of scheduled payments made on any date or dates, then such Lender shall remit to Collateral Agent or other the Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Collateral Agent. If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its Pro Rata Share, then the portion of such payment or distribution in excess of such Lender’s Pro Rata Share shall be received and held by such Lender in trust for and shall be promptly paid over to the other Lenders (in accordance with their respective Pro Rata Shares) for application to the payments of amounts due on such other Lenders’ claims. To the extent any payment for the account of Borrower is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis. If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for the Secured Parties for purposes of perfecting Collateral Agent’s security interest therein (held for the ratable benefit of the Secured Parties).
9.5Liability for Collateral. So long as Collateral Agent and the Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Collateral Agent and the Lenders, Collateral Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
9.6No Waiver; Remedies Cumulative. Failure by Collateral Agent or any Lender, at any time or times, to require strict performance by Borrower of any provision of this Agreement or by Borrower or any other Loan Document shall not waive, affect, or diminish any right of Collateral Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Collateral Agent and the Required Lenders and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of Collateral Agent and the Lenders under this Agreement and the other Loan Documents are cumulative. Collateral Agent and the Lenders have all rights and remedies provided under the Code, any applicable law, by law, or in equity. The exercise by Collateral Agent or any Lender of one right or remedy is not an election, and Collateral Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Collateral Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.
9.7Demand Waiver. Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and non-payment, notice of any default,

non-payment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Collateral Agent or any Lender on which Borrower or any Subsidiary is liable.
10.NOTICES
Other than as specifically provided herein, all notices, consents, requests, approvals, demands, or other communication (collectively, “Communications”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of Collateral Agent, Lender or Borrower may change its mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	ARCUTIS BIOTHERAPEUTICS, INC. 3027 Townsgate Road, Suite 300 Westlake Village, CA 913361 Attn: ~~Scott Burrows~~David Topper, Chief Financial Officer Fax: Email:

with a copy (which shall not constitute notice) to:	LATHAM & WATKINS LLP ~~140 Scott~~650 Town Center Drive, 20th Floor ~~Menlo Park~~Costa Mesa, CA ~~94025~~92626-1925 Attn: ~~Brian Cuneo~~Ross McAloon Email:

If to Collateral Agent:	SLR INVESTMENT CORP. 500 Park Avenue, 3rd Floor New York, NY 10022 Attention: Anthony Storino Fax: Email:

with a copy (which shall not constitute notice) to:	DLA PIPER LLP (US) 500 8th Street, NW Washington, DC 20004 Attn: Eric Eisenberg Fax: Email:

11.CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER
11.1Waiver of Jury Trial. EACH OF BORROWER, COLLATERAL AGENT AND LENDERS UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG BORROWER, COLLATERAL AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG BORROWER, COLLATERAL AGENT AND/OR LENDERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
11.2Governing Law and Jurisdiction. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS (EXCLUDING THOSE LOAN DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

11.3Submission to Jurisdiction. Any legal action or proceeding with respect to the Loan Documents shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, Borrower hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Notwithstanding the foregoing, Collateral Agent and Lenders shall have the right to bring any action or proceeding against Borrower (or any property of Borrower) in the court of any other jurisdiction Collateral Agent or Lenders deem necessary or appropriate in order to realize on the Collateral or other security for the Obligations. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.
11.4Service of Process. Borrower irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable requirements of law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
11.5Non-exclusive Jurisdiction. Nothing contained in this Article 11 shall affect the right of Collateral Agent or Lenders to serve process in any other manner permitted by applicable requirements of law or commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.
12.GENERAL PROVISIONS
12.1Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not transfer, pledge or assign this Agreement or any rights or obligations under it without Collateral Agent’s prior written consent (which may be granted or withheld in Collateral Agent’s discretion, subject to Section 12.5). The Lenders have the right, without the consent of or notice to Borrower, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents; provided, however, that any such Lender Transfer (other than (i) any Transfer at any time that an Event of Default has occurred and is continuing, or (ii) a transfer, pledge, sale or assignment to an Eligible Assignee) of its obligations, rights, and benefits under this Agreement and the other Loan Documents shall require the prior written consent of the Collateral Agent (such approved assignee, an “Approved Lender”); and provided, further, that on the date it becomes a party to this

Agreement, an Approved Lender (other than an Approved Lender that became a party to this Agreement by a Transfer at any time that an Event of Default has occurred and is continuing) must be capable, through its applicable lending office, of receiving payments of interest from Borrower without the imposition of any withholding taxes that would be required to be borne by Borrower or requiring the payment of any additional amounts by Borrower pursuant to Section 2.5 hereof. Borrower and Collateral Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned until Collateral Agent shall have received and accepted an effective assignment agreement in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee or Approved Lender as Collateral Agent reasonably shall require. Collateral Agent shall use commercially reasonable efforts to provide notice to Borrower of each Lender Transfer promptly following such Lender Transfer, except for Lender Transfers an Affiliate of a Lender. Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred and is continuing, no Lender Transfer (other than a Lender Transfer in connection with (x) assignments by a Lender due to a forced divestiture at the request of any regulatory agency; or (y) upon the occurrence of a default, event of default or similar occurrence with respect to a Lender’s own financing or securitization transactions) shall be permitted, without Borrower’s consent, to any Person which is an Affiliate or Subsidiary of Borrower, a direct competitor of Borrower or a vulture fund or distressed debt fund, each as determined by Collateral Agent in its reasonable discretion at the time of such assignment. Collateral Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts (and stated interest) of the Term Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Collateral Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt,

Collateral Agent (in its capacity as Collateral Agent) shall have no responsibility for maintaining a Participant Register. Borrower agrees that each participant shall be entitled to the benefits of the provisions in Exhibit C attached hereto (subject to the requirements and limitations therein, including the requirements under Section 7 of Exhibit C attached hereto (it being understood that the documentation required under Section 7 of Exhibit C attached hereto shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 12.1; provided that such participant shall not be entitled to receive any greater payment under Exhibit C attached hereto, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.
12.2Indemnification. Borrower agrees to indemnify, defend and hold each Secured Party and their respective directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing such Secured Party (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses and Lenders’ Expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except, in each case, for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct. Borrower hereby further agrees to indemnify, defend and hold each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Collateral Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct.
12.3Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.4Correction of Loan Documents. Collateral Agent may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.
12.5Amendments in Writing; Integration. (a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by Borrower or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, Collateral Agent and the Required Lenders provided that:
(i)no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;
(ii)no such amendment, waiver or modification that would affect the rights and duties of Collateral Agent shall be effective without Collateral Agent’s written consent or signature; and
(iii)no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Term Loan (B) postpone the date fixed for, or waive, any payment of principal of any Term Loan or of interest on any Term Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for the Lenders to take any action hereunder; (D) release all or substantially all of any material portion of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor of all or any portion of the Obligations or its Guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.5 or the definitions of the terms used in this Section 12.5 insofar as the definitions affect the substance of this Section 12.5; (F) consent to the assignment, delegation or other transfer by Borrower of any of its rights and obligations under any Loan Document or release Borrower of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Collateral Agent securing the Obligations; or (I) amend any of the provisions of Sections 12.7 or 12.8. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the immediately preceding sentence.
(a)Other than as expressly provided for in Section 12.5(a)(i)-(iii), Collateral Agent may, at its discretion, or if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of Borrower.
(b)This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.
12.6Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.
12.7Survival. Except as otherwise provided in this Agreement, all covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than (a)(i) inchoate indemnity obligations, and (ii) any other obligations which, by their terms, are to survive the termination of this Agreement, and (b) all obligations under the Exit Fee Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify each Lender and Collateral Agent, as well as the confidentiality provisions in Section 12.8 below, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
12.8Confidentiality. In handling any confidential information of Borrower, each of the Lenders and Collateral Agent shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a) subject to the terms and conditions of this Agreement, to the Lenders’ and Collateral Agent’s Subsidiaries or Affiliates, or in connection with a Lender’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Term Loans (provided, however, the Lenders and Collateral Agent shall, except upon the occurrence and during the continuance of an Event of Default, obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, rule, regulation, regulatory or self-regulatory authority, subpoena, or other order; (d) to Lenders’ or Collateral Agent’s regulators or as otherwise required in connection with an examination or audit; (e) as Collateral Agent reasonably considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of the Lenders and/or Collateral Agent so long as such service providers have executed a confidentiality agreement or have agreed to similar confidentiality terms with the Lenders and/or Collateral Agent, as applicable, with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lenders’ and/or Collateral Agent’s possession when disclosed to the Lenders and/or Collateral Agent, or becomes part of the public domain after disclosure to the Lenders and/or Collateral Agent through no breach of this provision by the Lenders or the Collateral Agent; or (ii) is disclosed to the Lenders and/or Collateral Agent by a third party, if the Lenders and/or Collateral Agent does not know that the third party is prohibited from disclosing the information. Collateral Agent and the Lenders may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis so long as, to the extent such client databases, reporting purposes and market analysis are disclosed publicly, the Collateral Agent and the Lenders do not disclose the identity of the Borrower or the identity of any person associated with the Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement. The agreements provided under this Section 12.8 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.8.
12.9Right of Set Off. Borrower hereby grants to Collateral Agent and to each Lender, a Lien, security interest and right of set off as security for all Obligations to Secured Parties hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of any Secured Party or any entity under the control of such Secured Party (including an Affiliate of Collateral Agent) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, any Secured Party may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES

WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY BORROWER.
12.10Cooperation of Borrower. If necessary, Borrower agrees to (i) execute any documents reasonably required to effectuate and acknowledge each assignment of a Term Loan Commitment (or portion thereof) or Term Loan (or portion thereof) to an assignee in accordance with Section 12.1, (ii) make Borrower’s management personnel available to meet with Collateral Agent and prospective participants and assignees of Term Loan Commitments, the Term Loans or portions thereof (which meetings shall be conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing), and (iii) assist Collateral Agent and the Lenders in the preparation of information relating to the financial affairs of Borrower as any prospective participant or assignee of a Term Loan Commitment (or portions thereof) or Term Loan (or portions thereof) as Collateral Agent or such Lender may reasonably may request. Subject to the provisions of Section 12.8, Borrower authorizes each Lender to disclose to any prospective participant or assignee of a Term Loan Commitment (or portions thereof), any and all information in such Lender’s possession concerning Borrower and its financial affairs which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower prior to entering into this Agreement, in each case subject to Section 12.8.
12.11Public Announcement. Borrower hereby agrees that Collateral Agent and each Lender, may, make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use Borrower’s name, tradenames and logos; provided that until such time as the initial public announcement of the transaction contemplated by this Agreement has been made, Collateral Agent and each Lender agree that it shall only make such public announcement or other publicization with the consent of Borrower (which consent may not be unreasonably conditioned, withheld or delayed). Notwithstanding the foregoing, such consent from Borrower shall not be required for any disclosures by Collateral Agent and the Lenders required by the Securities and Exchange Commission or other governmental agency and any other public disclosure with investors, other governmental agencies or other related persons, in each case, subject to applicable law and regulations.
12.12Collateral Agent and Lender Agreement. Collateral Agent and the Lenders hereby agree to the terms and conditions set forth on Exhibit B attached hereto. Borrower acknowledges and agrees to the terms and conditions set forth on Exhibit B attached hereto.
12.13Time of Essence. Time is of the essence for the performance of Obligations under this Agreement.

12.14Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied (other than (a)(i) inchoate indemnity obligations, and (ii) other obligations that, by their terms, survive termination of this Agreement, in each case, for which no claim has been made, and (b) all obligations under the Exit Fee Agreement). So long as Borrower has satisfied the Obligations (other than (a)(i) inchoate indemnity obligations, and (ii) any other obligations which, by their terms, are to survive the termination of this Agreement and for which no claim has been made, and (b) all obligations under the Exit Fee Agreement) in accordance with the terms of this Agreement, this Agreement may be terminated prior to the Maturity Date by Borrower, effective five (5) Business Days after written notice of termination is given to the Collateral Agent and the Lenders.
12.15Electronic Execution of Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Collateral Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
12.16Judgement Currency. The obligations of Borrower hereunder and under the other Loan Documents to make payments in the lawful currency of the United States of America (the “Obligation Currency”), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by Collateral Agent of the full amount of the Obligation Currency expressed to be payable to Collateral Agent under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Borrower or the Guarantor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at Collateral Agent’s quoted rate of exchange prevailing, in each case, as of the date which is the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”). If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date. Any amount due from Borrower under this Section 12.16 shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under this Agreement or in respect of any of the other Loan Documents. For purposes of determining the prevailing rate of exchange, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.
12.17Enforcement of Rights. Each Borrower hereby unconditionally and irrevocably agrees it is jointly and severally liable to Collateral Agent for the Obligations. In furtherance thereof, each Borrower agrees that wherever in this Agreement it is provided that a Borrower is liable for a payment such obligation is the joint and several obligation of each Borrower. Each Borrower acknowledges and agrees that its joint and several liability under this Agreement and the Loan Documents is absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever by Collateral Agent or any other Person. Without limiting the generality of the foregoing, each Borrower hereby unconditionally guarantees the prompt and full payment and performance of all Obligations of each other Borrower to Collateral Agent. Each Borrower’s liability for the Obligations shall not in any manner be impaired or affected by who receives or uses the proceeds of the credit extended hereunder or for what purposes such proceeds are used, and each Borrower waives notice of borrowing requests issued by, and loans or other extensions of credit made to, other Borrower. Each Borrower hereby agrees not to exercise or enforce any right of exoneration, contribution, reimbursement, recourse or subrogation available to such Borrower against any party liable for payment under this Agreement and the other Loan Documents unless and until Collateral Agent has been paid in full and all of the Obligations are satisfied and discharged following termination or expiration of all commitments of Collateral Agent to extend credit to Borrower. Each Borrower’s liability hereunder with respect to the Obligations shall, to the fullest extent permitted by applicable law, be the unconditional liability of such Borrower irrespective of (i) the validity, enforceability, avoidance or subordination of any of the Obligations or of any other document evidencing all or any part of the Obligations, (ii) the absence of any attempt to collect any of the Obligations from any other Borrower or any Collateral or other security therefor, or the absence of any other action to enforce the same, (iii) the amendment, modification, waiver, consent, extension, forbearance or granting of any indulgence by Collateral Agent with respect to any provision of any instrument executed by any Borrower evidencing or securing the payment of any of the Obligations, or any other agreement now or hereafter executed by any Borrower and delivered to Collateral Agent, (iv) the failure by Collateral Agent to take any steps to perfect or maintain the perfected status of its Lien upon, or to preserve its rights to, any of the Collateral or other security for the payment or performance of any of the Obligations or Collateral Agent’s release of any Collateral or of its Liens upon any Collateral, (v) the release or compromise, in whole or in part, of the liability of any Borrower for the payment of any of the Obligations, (vi) any increase in the amount of the Obligations beyond any limits imposed herein or in the amount of any interest, fees or other charges payable in connection therewith, in each case, if consented to by any other Borrower, or any decrease in the same, or (vii) any other circumstance that might constitute a legal or equitable discharge or defense of any Borrower. After the occurrence and during the continuance of any Event of Default, Collateral Agent may proceed directly and at once, without notice to any Borrower, the Guarantor or any other Person to collect and recover all or any part of the Obligations, without first proceeding against any other Borrower or against any Collateral or other security for the payment or performance of any of the Obligations, and each Borrower waives any provision that might otherwise require Collateral Agent under applicable law to pursue or exhaust its remedies against any Collateral or other Borrower or Guarantor before pursuing such Borrower or Guarantor or its property. Each Borrower consents and agrees that Collateral Agent shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.
12.18Effect of Amendment and Restatement; No Novation. This Agreement is intended to, and does completely, amend and restate the Original Agreement. This Agreement shall not be deemed to constitute a refinancing, substitution or novation of the Obligations of the Loan Parties. All security interests granted to Collateral Agent and Lenders under the Original Agreement and any other Loan Document are hereby confirmed and ratified and shall continue to secure the Obligations and in all cases all security interests granted to Collateral Agent and Lenders hereunder shall be deemed to be a continuation of the prior security interests granted to Collateral and Lenders and not newly created or granted security interests other than the security interests granted by Arcutis Canada pursuant to this Agreement and the other Loan Documents.
12.19VAT. All amounts payable under a Loan Document which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and such VAT shall be payable in addition to such amount. Where a Loan Document requires Ducentis to reimburse or indemnify Collateral Agent or the Lenders for any cost or expense, Ducentis shall reimburse Collateral Agent for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that Collateral Agent or the Lenders reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

ARCUTIS BIOTHERAPEUTICS, INC.

By
Name: ~~Scott Burrows~~
Title: Chief Financial Officer

ARCUTIS CANADA, INC.

By
Name:
Title:

COLLATERAL AGENT AND LENDER:

SLR INVESTMENT CORP.

By
Name: Anthony Storino
Title: Authorized Signatory

LENDERS:

SLR SENIOR INVESTMENT CORP. SCP PRIVATE CREDIT INCOME FUND SPV LLC SCP PRIVATE CREDIT INCOME BDC SPV LLC SCP PRIVATE CORPORATE LENDING FUND SPV LLC SCP SF DEBT FUND L.P. SLR HC FUND SPV, LLC SLR HC BDC LLC

By
Name: Anthony Storino
Title: Authorized Signatory
[Signature Page to Amended and Restated Loan and Security Agreement]

SCHEDULE 1.1

Lenders and Commitments

Exhibit A
Description of Collateral
The Collateral consists of all of Borrower’s right, title and interest in and to the following property:
All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as noted below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
Notwithstanding the foregoing, the Collateral does not include (a) more than 65% of the presently existing and hereafter arising issued and outstanding equity interests owned by Borrower of any Excluded Subsidiary which equity interests entitle the holder thereof to vote for directors or any other matter (provided, however, that immediately upon any change in the U.S. tax laws that would allow the pledge of a greater percentage of such voting equity interests without material adverse tax consequences to Borrower, the Collateral shall automatically and without further action required by, and without notice to, any Person include such greater percentage of voting equity interests of such Excluded Subsidiary from that time forward), (b) any interest of Borrower as a lessee or sublessee under a real property lease; (c) rights held under a license or other agreement that are not assignable by their terms without the consent of the counterparty thereof (but only to the extent such restriction on assignment is effective under Section 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); or (d) any interest of Borrower as a lessee or borrower under an Equipment lease or Equipment financing if Borrower is prohibited by the terms of such agreement from granting a security interest in such lease or agreement or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower, Collateral Agent or any Lender.

Exhibit B
Collateral Agent and Lender Terms
1.Appointment of Collateral Agent.
(a)Each Lender hereby appoints SLR (together with any successor Collateral Agent pursuant to Section 7 of this Exhibit B) as Collateral Agent under the Loan Documents and authorizes Collateral Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from Borrower, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Collateral Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.
(b)Without limiting the generality of clause (a) above, Collateral Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Lender is hereby authorized to make such payment to Collateral Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of Collateral Agent and Lenders with respect to any Obligation in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Lender), (iii) act as collateral agent for the Secured Parties for purposes of the perfection of all Liens created by the Loan Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral as permitted pursuant to the Loan Agreement, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Collateral Agent and the other Lenders with respect to the Borrower and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Collateral Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Collateral Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any Deposit Account maintained by Borrower or any Guarantor with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Collateral Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed. Collateral Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender). Any such Person shall benefit from this Exhibit B to the extent provided by Collateral Agent.
(c)Under the Loan Documents, and except as expressly set forth in this Exhibit B, Collateral Agent (i) is acting solely on behalf of the Lenders, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Collateral Agent”, the terms “agent”, “Collateral Agent” and “collateral agent” and similar terms in any Loan Document to refer to Collateral Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Collateral Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above. Except as expressly set forth in the Loan Documents, Collateral Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by SLR or any of its Affiliates in any capacity.
2.Binding Effect; Use of Discretion; E-Systems.
(a)Each Lender, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Collateral Agent or the Required Lenders (or, if expressly required in any Loan Document, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Collateral Agent in reliance upon the instructions of the Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Collateral Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders.
(b)If Collateral Agent shall request instructions from the Required Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with any Loan Document, then Collateral Agent shall be entitled to refrain from such act or taking such action unless and until Collateral Agent shall have received instructions from the Required Lenders or all affected Lenders, as the case may be, and Collateral Agent shall not incur liability to any Person by reason of so refraining. Collateral Agent shall be fully justified in failing or refusing to take any action under any Loan Document (i) if such action would, in the opinion of Collateral Agent, be contrary to any Requirement of Law or any Loan Document, (ii) if such action would, in the opinion of Collateral Agent, expose Collateral Agent to any potential liability under any Requirement of Law or (iii) if Collateral Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Collateral Agent as a result of Collateral Agent acting or refraining from acting under any Loan Document in accordance with the instructions of the Required Lenders or all affected Lenders, as applicable.
(c)Collateral Agent is hereby authorized by Borrower and each Lender to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Term Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Collateral Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents (including, without limitation, borrowing base certificates) and similar items on, by posting to or submitting and/or completion, on E-Systems. Borrower and each Lender acknowledges and agrees that the use of transmissions via an E-System or electronic mail is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse, and Borrower and each Lender assumes and accepts such risks by hereby authorizing the transmission via E-Systems or electronic mail. Each “e-signature” on any such posting shall be deemed sufficient to satisfy any requirement for a “signature”, and each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any Code, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter. All uses of an E-System shall be governed by and subject to, in addition to this Section, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related contractual obligations executed by Collateral Agent, Borrower and/or Lenders in connection with the use of such E-System. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NO REPRESENTATION OR WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS.
3.Collateral Agent’s Reliance, Etc. Collateral Agent may, without incurring any liability hereunder, (a) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, Borrower) and (b) rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation, in each case believed by it in good faith to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties. None of Collateral Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and Borrower hereby waives and shall not assert (and Borrower shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence or willful misconduct of Collateral Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment of a court of competent jurisdiction) in connection with the duties of Collateral Agent expressly set forth herein. Without limiting the foregoing, Collateral Agent: (i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons, except to the extent that a court of competent jurisdiction determines in a final non-appealable judgment that Collateral Agent acted with gross negligence or willful misconduct in the selection of such Related Person; (ii) shall not be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document; (iii) makes no warranty or representation, and shall not be responsible, to any Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of Borrower or any Related Person of Borrower in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to Borrower, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Collateral Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Collateral Agent in connection with the Loan Documents; and (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of Borrower or as to the existence or continuation or possible occurrence or continuation of any Event of Default, and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower or any Lender describing such Event of Default that is clearly labelled “notice of default” (in which case Collateral Agent shall promptly give notice of such receipt to all Lenders, provided that Collateral Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Collateral Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction); and, for each of the items set forth in clauses (i) through (iv) above, each Lender and Borrower hereby waives and agrees not to assert (and Borrower shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action it might have against Collateral Agent based thereon.
4.Collateral Agent Individually. Collateral Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, engage in any kind of business with, Borrower or any Affiliate of Borrower as though it were not acting as Collateral Agent and may receive separate fees and other payments therefor. To the extent Collateral Agent or any of its Affiliates makes any Term Loans or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Collateral Agent or such Affiliate, as the case may be, in its individual capacity as Lender, or as one of the Required Lenders.
5.Lender Credit Decision; Collateral Agent Report. Each Lender acknowledges that it shall, independently and without reliance upon Collateral Agent, any Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by Collateral Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of Borrower and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Collateral Agent to the Lenders, Collateral Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of Borrower or any Affiliate of Borrower that may come in to the possession of Collateral Agent or any of its Related Persons. Each Lender agrees that is shall not rely on any field examination, audit or other report provided by Collateral Agent or its Related Persons (an “Collateral Agent Report”). Each Lender further acknowledges that any Collateral Agent Report (a) is provided to the Lenders solely as a courtesy, without consideration, and based upon the understanding that such Lender will not rely on such Collateral Agent Report, (b) was prepared by Collateral Agent or its Related Persons based upon information provided by Borrower solely for Collateral Agent’s own internal use, and (c) may not be complete and may not reflect all information and findings obtained by Collateral Agent or its Related Persons regarding the operations and condition of Borrower. Neither Collateral Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Collateral Agent Report or in any related documentation, (iii) the scope or adequacy of Collateral Agent’s and its Related Persons’ due diligence, or the presence or absence of any errors or omissions contained in any Collateral Agent Report or in any related documentation, and (iv) any work performed by Collateral Agent or Collateral Agent’s Related Persons in connection with or using any Collateral Agent Report or any related documentation. Neither Collateral Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Lender receiving a copy of any Collateral Agent Report. Without limiting the generality of the forgoing, neither Collateral Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Collateral Agent Report, or the appropriateness of any Collateral Agent Report for any Lender’s purposes, and shall have no duty or responsibility to correct or update any Collateral Agent Report or disclose to any Lender any other information not embodied in any Collateral Agent Report, including any supplemental information obtained after the date of any Collateral Agent Report. Each Lender releases, and agrees that it will not assert, any claim against Collateral Agent or its Related Persons that in any way relates to any Collateral Agent Report or arises out of any Lender having access to any Collateral Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless Collateral Agent and its Related Persons from all claims, liabilities and expenses relating to a breach by any Lender arising out of such Lender’s access to any Collateral Agent Report or any discussion of its contents.
6.Indemnification. Each Lender agrees to reimburse Collateral Agent and each of its Related Persons (to the extent not reimbursed by Borrower as required under the Loan Documents

(including pursuant to Section 12.2 of the Agreement)) promptly upon demand for its Pro Rata Share of any out-of-pocket costs and expenses (including, without limitation, fees, charges and disbursements of financial, legal and other advisors and any Taxes or insurance paid in the name of, or on behalf of, Borrower) incurred by Collateral Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, amendment, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Loan Document. Each Lender further agrees to indemnify Collateral Agent and each of its Related Persons (to the extent not reimbursed by Borrower as required under the Loan Documents (including pursuant to Section 12.2 of the Agreement)), ratably according to its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, to the extent not indemnified by the applicable Lender, Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by, or asserted against Collateral Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Collateral Agent or any of its Related Persons under or with respect to the foregoing; provided that no Lender shall be liable to Collateral Agent or any of its Related Persons under this Section 6 of this Exhibit B to the extent such liability has resulted from the gross negligence or willful misconduct of Collateral Agent or, as the case may be, such Related Person, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent required by any applicable Requirement of Law, Collateral Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that Collateral Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason, or if Collateral Agent reasonably determines that it was required to withhold Taxes from a prior payment to or for the account of any Lender but failed to do so, such Lender shall promptly indemnify Collateral Agent fully for all amounts paid, directly or indirectly, by Collateral Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by Collateral Agent. Collateral Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Collateral Agent is entitled to indemnification from such Lender under the immediately preceding sentence of this Section 6 of this Exhibit B.
7.Successor Collateral Agent. Collateral Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective, in accordance with the terms of this Section 7 of this Exhibit B. If Collateral Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Collateral Agent. If, after thirty (30) days after the date of the retiring Collateral Agent’s notice of resignation, no successor Collateral Agent has been appointed by the Required Lenders and has accepted such appointment, then the retiring Collateral Agent may, on behalf of the Lenders, appoint a successor Collateral Agent from among the Lenders. Effective immediately upon its resignation, (a) the retiring Collateral Agent shall be discharged from its duties and obligations under the Loan Documents, (b) the Lenders shall assume and perform all of the duties of Collateral Agent until a successor Collateral Agent shall have accepted a valid appointment hereunder, (c) the retiring Collateral Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring

Collateral Agent was, or because such Collateral Agent had been, validly acting as Collateral Agent under the Loan Documents, and (iv) subject to its rights under Section 2(b) of this Exhibit B, the retiring Collateral Agent shall take such action as may be reasonably necessary to assign to the successor Collateral Agent its rights as Collateral Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Collateral Agent, a successor Collateral Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Collateral Agent under the Loan Documents.
8.Release of Collateral. Each Lender hereby consents to the release and hereby directs Collateral Agent to release (or in the case of clause (b)(ii) below, release or subordinate) the following:
(a)any Guarantor if all of the stock of such Subsidiary owned by Borrower is sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a valid waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to any Loan Document; and
(b)any Lien held by Collateral Agent for the benefit of the Secured Parties against (i) any Collateral that is sold or otherwise disposed of by Borrower in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), (ii) any Collateral subject to a Lien that is expressly permitted under clause (c) of the definition of the term “Permitted Lien” and (iii) all of the Collateral and Borrower, upon (A) termination of all of the Commitments, (B) the payment in full in cash of all of the Obligations (other than (a)(i) inchoate indemnity obligations, and (ii) other obligations that, by their terms, survive termination of this Agreement, in each case, for which no claim has been made, and (b) all obligations under the Exit Fee Agreement), and (C) to the extent requested by Collateral Agent, receipt by Collateral Agent and Lenders of liability releases from Borrower in form and substance acceptable to Collateral Agent (the satisfaction of the conditions in this clause (iii), the “Termination Date”).
9.Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under any applicable Requirement of Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 10(d) of this Exhibit B, each Lender is hereby authorized at any time or from time to time upon the direction of Collateral Agent, without notice to Borrower or any other Person, any such notice being hereby expressly waived, to setoff and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares of the Obligations. Borrower agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may purchase participations in accordance with the preceding sentence and (b) any Lender so purchasing a participation in the Term Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ liens, counterclaims or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Term Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.
10.Advances; Payments; Non-Funding Lenders; Actions in Concert.
(a)Advances; Payments. If Collateral Agent receives any payment with respect to a Term Loan for the account of the Lenders on or prior to 2:00 p.m. (New York time) on any Business Day, Collateral Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Collateral Agent receives any payment with respect to a Term Loan for the account of Lenders after 2:00 p.m. (New York time) on any Business Day, Collateral Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day.
(b)Return of Payments.
(i)If Collateral Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Collateral Agent or on behalf of from Borrower and such related payment is not received by Collateral Agent, then Collateral Agent will be entitled to recover such amount (including interest accruing on such amount at the rate otherwise applicable to such Obligation) from such Lender on demand without setoff, counterclaim or deduction of any kind.
(ii)If Collateral Agent determines at any time that any amount received by Collateral Agent under any Loan Document must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of any Loan Document, Collateral Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Collateral Agent on demand any portion of such amount that Collateral Agent has distributed to such Lender, together with interest at such rate, if any, as Collateral Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind and Collateral Agent will be entitled to set off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.
(c)Non-Funding Lenders.
(i)Unless Collateral Agent shall have received notice from a Lender prior to the date of any Term Loan that such Lender will not make available to Collateral Agent such Lender’s Pro Rata Share of such Term Loan, Collateral Agent may assume that such Lender will make such amount available to it on the date of such Term Loan in accordance with Section 2(b) of this Exhibit B, and Collateral Agent may (but shall not be obligated to), in reliance upon such assumption, make available a corresponding amount for the account of Borrower on such date. If and to the extent that such Lender shall not have made such amount available to Collateral Agent, such Lender and Borrower severally agree to repay to Collateral Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the day such amount is made available to Borrower until the day such amount is repaid to Collateral Agent, at a rate per annum equal to the interest rate applicable to the Obligation that would have been created when Collateral Agent made available such amount to Borrower had such Lender made a corresponding payment available. If such Lender shall repay such corresponding amount to Collateral Agent, the amount so repaid shall constitute such Lender’s portion of such Term Loan for purposes of this Agreement.
(ii)To the extent that any Lender has failed to fund any Term Loan or any other payments required to be made by it under the Loan Documents after any such Term Loan is required to be made or such payment is due (a “Non-Funding Lender”), Collateral Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from or on behalf of Borrower thereunder. The failure of any Non-Funding Lender to make any Term Loan or any payment required by it hereunder shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Term Loan, but neither any Other Lender nor Collateral Agent shall be responsible for the failure of any Non-Funding Lender to make such Term Loan or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrower’s request, Collateral Agent or a Person reasonably acceptable to Collateral Agent shall have the right with Collateral Agent’s consent and in Collateral Agent’s sole discretion (but Collateral Agent or any such Person shall have no obligation) to purchase from any Non-Funding Lender, and each Lender agrees that if it becomes a Non-Funding Lender it shall, at Collateral Agent’s request, sell and assign to Collateral Agent or such Person, all of the Term Loan Commitment (if any), and all of the outstanding Term Loan of that Non-Funding Lender for an amount equal to the aggregate outstanding principal balance of the Term Loan held by such Non-Funding Lender and all accrued interest with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed assignment agreement in form and substance reasonably satisfactory to, and acknowledged by, Collateral Agent.
(d)Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of any Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Collateral Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under any Loan Document shall be taken in concert and at the direction or with the consent of Collateral Agent or Required Lenders.

Exhibit C
Taxes; Increased Costs.
1.Defined Terms. For purposes of this Exhibit C:
(a)“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
(b)“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Term Loan Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Term Loan or Term Commitment or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2 or Section 4 of this Exhibit C, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 7 of this Exhibit C and (iv) any withholding Taxes imposed under FATCA.
(c)“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.
(d)“Foreign Lender” means a Lender that is not a U.S. Person.
(e)“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.
(f)“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).
(g)“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

(h)“Recipient” means Collateral Agent or any Lender, as applicable.
(i)“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
(j)“Withholding Agent” means Borrower and Collateral Agent.
2.Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2 or Section 4 of this Exhibit C) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
Collateral Agent and Ducentis shall co-operate at the cost of Ducentis in completing any procedural formalities necessary for Ducentis to obtain authorization (if such authorization is available) to make all payments under the Loan Documents without any deduction on account of any tax, duty or other charge either (i) pursuant to the HMRC DT Treaty Passport scheme (in respect of the passport the Lenders hold under that scheme); or (ii) pursuant to any applicable double tax treaty (in the event that the Lenders no longer holds such a passport or that scheme is no longer available).
3.Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Collateral Agent timely reimburse it for the payment of, any Other Taxes.
4.Indemnification by Borrower. Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under Section 2 of this Exhibit C or this Section 4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Collateral Agent), or by Collateral Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
5.Indemnification by the Lenders. Each Lender shall severally indemnify Collateral Agent, within ten (10) days after demand therefor, for (a) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Collateral Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (b) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.1 of the Agreement relating to the maintenance of a Participant Register and (c) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Collateral Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Collateral Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Collateral Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Collateral Agent to the Lender from any other source against any amount due to Collateral Agent under this Section 5.
6.Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to the provisions of this Exhibit C, Borrower shall deliver to Collateral Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Collateral Agent.
7.Status of Lenders.
(a)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Collateral Agent, at the time or times reasonably requested by Borrower or Collateral Agent, such properly completed and executed documentation reasonably requested by Borrower or Collateral Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Collateral Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Collateral Agent as will enable Borrower or Collateral Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 7(b)(i), 7(b)(ii) and 7(b)(iv) of this Exhibit C) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(b)Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,
(i)any Lender that is a U.S. Person shall deliver to Borrower and Collateral Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Collateral Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(ii)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Collateral Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Collateral Agent), whichever of the following is applicable:
(A)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)executed copies of IRS Form W-8ECI;
(C)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate, in form and substance reasonably acceptable to Borrower and Collateral Agent, to the effect that such Foreign Lender (or other applicable Person) is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(D)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(iii)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Collateral Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Collateral Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Collateral Agent to determine the withholding or deduction required to be made; and
(iv)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Collateral Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Collateral Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Collateral Agent as may be necessary for Borrower and Collateral Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v)Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Collateral Agent in writing of its legal inability to do so.
8.Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to the provisions of this Exhibit C (including by the payment of additional amounts pursuant to the provisions of this Exhibit C), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under the provisions of this Exhibit C with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 8 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 8 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 8 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
9.Increased Costs. If any change in applicable law shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Recipient of making, converting to, continuing or maintaining any Term Loan or of maintaining its obligation to make any such Term Loan, or to reduce the amount of any sum received or receivable by such Recipient (whether of principal, interest or any other amount), then, upon the request of such Recipient, Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.
10.Survival. Each party’s obligations under the provisions of this Exhibit C shall survive the resignation or replacement of Collateral Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Exhibit D
Loan Payment Request Form

Exhibit E
Compliance Certificate

Exhibit F
CORPORATE BORROWING CERTIFICATE

Exhibit G
ACH LETTER